Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

LILIS ENERGY, INC.,

BRUSHY RESOURCES, INC.,

IMPETRO RESOURCES, LLC,

IMPETRO OPERATING LLC,

LILIS OPERATING COMPANY, LLC,

and

HURRICANE RESOURCES, LLC

Individually each a Seller and collectively, as Sellers,

and

AMEREDEV TEXAS, LLC,

as Purchaser

Dated as of November 6, 2020

TABLE OF CONTENTS

Page

Article 1 definitions	1
Section 1.1	Certain Definitions1
Section 1.2	Interpretation27
Article 2 PURCHASE and sale	28
Section 2.1	Purchase and Sale28
Section 2.2	Purchase Price28
Section 2.3	Deposit28
Section 2.4	Adjustments to Unadjusted Purchase Price28
Section 2.5	Procedures30
Section 2.6	Closing Payment and Post-Closing Adjustments30
Section 2.7	Costs and Revenues32
Section 2.8	Allocation of Purchase Price33
Article 3 [RESERVED]	34
Article 4 REPRESENTATIONS AND WARRANTIES OF SellerS	34
Section 4.1	Existence and Qualification34
Section 4.2	Power34
Section 4.3	Authorization and Enforceability34
Section 4.4	No Conflicts34
Section 4.5	Litigation35
Section 4.6	Taxes35
Section 4.7	Compliance with Laws35
Section 4.8	Material Contracts35
Section 4.9	Consents, Preferential Rights and Tag-Along Rights36
Section 4.10	Outstanding Capital Commitments36
Section 4.11	Imbalances36
Section 4.12	Wells36
Section 4.13	Leases; Suspense Funds.36
Section 4.14	Hedge Contracts36
Section 4.15	Insurance37
Section 4.16	Equipment and Personal Property37
Section 4.17	Permits37
Section 4.18	Environmental Matters37
Section 4.19	Credit Support37
Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER	38
Section 5.1	Existence and Qualification38
Section 5.2	Power38
Section 5.3	Authorization and Enforceability38
Section 5.4	No Conflicts38
Section 5.5	Consents, Approvals or Waivers38

i

Section 5.6	Litigation39
Section 5.7	Bankruptcy39
Section 5.8	Financing39
Section 5.9	Investment Intent39
Section 5.10	Qualification39
Section 5.11	Independent Evaluation39
Article 6 disclaimers and Acknowledgements	40
Section 6.1	General Disclaimers40
Section 6.2	Environmental Disclaimers41
Section 6.3	Calculations, Reporting and Payments42
Section 6.4	Changes in Prices; Well Events42
Section 6.5	Limited Duties43
Section 6.6	Operatorship of the Assets43
Section 6.7	Conspicuousness43
Article 7 COVENANTS OF THE PARTIES	43
Section 7.1	Access43
Section 7.2	Operation of Business45
Section 7.3	365 Contracts.47
Section 7.4	Consent, Preferential Right and Tag-Along Right Notices48
Section 7.5	Consents to Assignment49
Section 7.6	Preferential Rights50
Section 7.7	Casualty and Condemnation51
Section 7.8	Closing Efforts and Further Assurances51
Section 7.9	Notifications52
Section 7.10	Liability for Brokers’ Fees52
Section 7.11	Credit Support52
Section 7.12	Non-Solicit53
Section 7.13	Expenses; Filings, Certain Governmental Approvals and Removal of Names53
Section 7.14	Records54
Section 7.15	Successor Operator54
Section 7.16	Sale Order and Auction54
Article 8 CONDITIONS TO CLOSING	56
Section 8.1	Conditions of Sellers to Closing56
Section 8.2	Conditions of Purchaser to Closing56
Article 9 CLOSING	58
Section 9.1	Time and Place of Closing58
Section 9.2	Obligations of Sellers at Closing58
Section 9.3	Obligations of Purchaser at Closing59
Article 10 TAX MATTERS	60
Section 10.1	Asset Taxes60
Section 10.2	Transfer Taxes and Recording Fees61

Section 10.3	Cooperation61
Article 11 TERMINATION	61
Section 11.1	Termination61
Section 11.2	Effect of Termination63
Article 12 INDEMNIFICATION; LIMITATIONS	65
Section 12.1	Assumption65
Section 12.2	Seller Group’s Indemnification Rights66
Section 12.3	Survival67
Section 12.4	Exclusive Remedy and Certain Limitations67
Section 12.5	Indemnification Actions69
Section 12.6	Express Negligence/Conspicuous Manner71
Article 13 MISCELLANEOUS	71
Section 13.1	Notices71
Section 13.2	Governing Law72
Section 13.3	Venue and Waiver of Jury Trial72
Section 13.4	Headings and Construction73
Section 13.5	Waivers74
Section 13.6	Severability74
Section 13.7	Assignment74
Section 13.8	Entire Agreement74
Section 13.9	Amendment75
Section 13.10	No Third-Person Beneficiaries75
Section 13.11	Non-Recourse Persons75
Section 13.12	Limitation on Damages76
Section 13.13	Deceptive Trade Practices Act76
Section 13.14	Time of the Essence; Calculation of Time76
Section 13.15	Sellers’ Representative.76
Section 13.16	Publicity77
Section 13.17	Records78
Section 13.18	Counterparts78

EXHIBITS:

Exhibit AAssets

Exhibit A-1Leases

Exhibit A-2Subject Wells

Part 1Wells

Part 2Future Wells

Exhibit A-3Rights of Way

Exhibit A-4Realty Interests

Exhibit A-5Equipment

Exhibit A-6Vehicles

Exhibit A-7Required Contracts

Exhibit BForms of Conveyances

Exhibit B-1Form of Recordable Conveyance

Exhibit B-2Form of Omnibus Conveyance

Exhibit CForm of Affidavit of Non-Foreign Status

Exhibit DForm of Letter in Lieu

Exhibit EForm of Closing Certificates

Exhibit E-1Form of Seller Closing Certificate

Exhibit E-2Form of Purchaser Closing Certificate

Exhibit FForm of Resignation of Operator

Exhibit GForm of Sale Order

SCHEDULES:

Schedule 1.1(a)Excluded Assets

Schedule 1.1(b)Seller Knowledge Persons

Schedule 1.1(c)Excluded Liabilities

Schedule 1.1(d)Subject Formation

Schedule 1.1(e)Sale Area

Schedule 2.8Allocated Values

Part ALeases

Part BWells

Schedule 4.4No Conflicts

Schedule 4.5Litigation

Schedule 4.6Taxes

Schedule 4.7Compliance with Laws

Schedule 4.8(a)Material Contracts

Schedule 4.8(b)Certain Material Contract Matters

Schedule 4.9Consents, Preferential Rights and Tag-Along Rights

Schedule 4.10Outstanding Capital Commitments

Schedule 4.11Imbalances

Schedule 4.12Wells

Schedule 4.13Leases, Suspense Funds

Schedule 4.13(a)Payments in Lieu of Operations or Production

Schedule 4.13(b)Suspense Funds

Schedule 4.15 Insurance

Schedule 4.16Equipment and Personal Property

Schedule 4.19Credit Support

Schedule 7.2Operation of Business

Schedule 7.3365 Contracts

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of November 6, 2020 (“Execution Date”), by and among Lilis Energy, Inc., a Nevada corporation (“LEI”), Brushy Resources, Inc., a Delaware corporation (“BRI”), ImPetro Resources, LLC, a Delaware limited liability company (“IRI”), ImPetro Operating LLC, a Delaware limited liability company (“IOP”), Lilis Operating Company, LLC, a Texas limited liability company (“LOP”) and Hurricane Resources, LLC, a Texas limited liability company (“HRS” and together with LEI, BRI, IRI, IOP and LOP, each individually a “Seller” and collectively the “Sellers”), and Ameredev Texas, LLC, a Delaware limited liability company (“Purchaser”). Each Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

Article 1

definitions

Section 1.1Certain Definitions

. As used herein:

“365 Contract” means each Contract that is an executory contract that may be rejected by operation of Sections 365(d)(4) or 1123(b)(2) of the Bankruptcy Code, as applicable.

“AAA” means the American Arbitration Association.

“Accounting Principles” is defined in Section 2.5(a).

“Accounting Referee” is defined in Section 2.6(b).

“Actual Fraud” (a) with respect to Sellers, solely actual fraud in the representations and warranties in Article 4, as a result of an actual, material and intentional misrepresentation made with actual (not constructive or imputed) Knowledge of the truth (excluding any assumption or matter based on projection of future events) with the intent that Buyer rely on such material intentional misrepresentation and (b) with respect to Buyer, solely actual fraud in the representations and warranties in Article 5, as a result of an actual, material and intentional misrepresentation made with actual (not constructive or imputed) Knowledge of the truth (excluding any assumption or matter based on projection of future events) with the intent that Sellers rely on such material intentional misrepresentation.

“Adjusted Purchase Price” is defined in Section 2.2.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, for the avoidance of doubt, for the purposes of this Agreement, the term “Affiliate” shall not include, and no provision of this Agreement shall be applicable to, EnCap Investments L.P., a Delaware limited partnership (“EnCap”), any fund managed by EnCap or any Person that directly or indirectly Controls, is Controlled by, or is under common Control with EnCap other than Purchaser and any Person Controlled by Purchaser.

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means, (a) with respect to each Oil and Gas Property as it relates to the applicable Subject Formation, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 to each such Oil and Gas Property and (b) as to the other Assets listed on Schedule 2.8, the portion of the Unadjusted Purchase Price allocated to each such Asset on Schedule 2.8, in each case of (a) and (b), as such amount shall be increased or decreased by the portion of each applicable adjustment to the Unadjusted Purchase Price under Section 2.4, to the extent related to the applicable Oil and Gas Property or other Asset.

“Allocated Well Assets” means a portion of the interest in the Oil and Gas Properties and other Assets relating to any Well or Future Well, insofar and only insofar as necessary is necessary to own, use, operate (if applicable) the applicable Well or Future Well and to produce, sell and/or market Hydrocarbons produced from the Well or Future Well.

“Allocation” is defined in Section 2.8.

“Assets” means all of Sellers’ aggregate right, title and interest in and to the following (but reserving unto Sellers and expressly excluding from the “Assets” any and all Excluded Assets):

(a)all Hydrocarbon leases, overriding leasehold royalties, leasehold reversionary interests, leasehold net profit interests, leasehold production payments, subleases, carried interests options, rights to Hydrocarbons in place and other royalty and other interests payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases, and all other oil and gas interests of any kind or character derived therefrom, in each case, to the extent located within the Sale Area, including those described on Exhibit A-1 (collectively, the “Leases”), together with any rights, titles and interests of Seller in and to any units or pooling arrangements (including statutory forced pooling) wherein all or any part of the Leases are pooled, communitized, or unitized (collectively, the “Units”), and including all interests of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off a Lease, together with any and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or Units;

(b)any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under, or within the Sale Area or any lands allocated to the Leases or Units

(whether or not completed), including those wells described on Exhibit A-2 Part 1, and, in each case, together with the Allocated Well Assets for such well(the “Wells” and, together with the Future Wells, Leases and Units, the “Oil and Gas Properties”, and each individually an “Oil and Gas Property”), in each case whether producing, non-producing, or permanently or temporarily Plugged and Abandoned;

(c)all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbon inventories including all oil, condensate, and scrubber liquids, and ethane, propane, iso-butane, nor-butane, and gasoline inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time (with respect to the Assets described in subclauses (ii) and (iii), the economic transfer of which as of the Effective Time shall be made by a financial adjustment pursuant to Section 2.4(e) and the physical transfer of which shall occur on the Closing Date);

(d)that certain Office Lease effective as of August 1, 2020 by and between CASH AMERICA MANAGEMENT L.P., a Delaware limited partnership and LEI (the “Fort Worth Office Lease”);

(e)all easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface or subsurface appurtenant to, in each case to the extent located within the Sale Area or appurtenant to, and used or held for use in connection with, the ownership or operation of the Oil and Gas Properties, including the property described on Exhibit A-3, even though such interest may be incorrectly described or referred to in, or a description thereof may be omitted from Exhibit A-3 (the “Rights of Way”);

(f)all owned and leased fee surface interests located within the Sale Area, including those described on Exhibit A-4, even though such interest may be incorrectly described or referred to in, or a description thereof may be omitted from Exhibit A-4 (the “Realty Interests”);

(g)all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, water lines, casing, rods, tanks, tank batteries boilers, buildings, tubing, pumps, motors, compression equipment, processing and separation facilities, structures, materials, SCADA system assets and Well equipment (both surface and subsurface) located within the lands within the Sale Area or otherwise used in connection with the ownership or operation of the Oil and Gas Properties or other Assets or the production, transportation, treating or processing of Hydrocarbons produced from the Oil and Gas Properties or other Assets, including the inventory and other equipment described on Exhibit A-5 (the “Equipment”);

(h)all vehicles and titled equipment and trailers described on Exhibit A-6 (the “Vehicles”);

(i)all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the other Assets with respect to periods of time from and after the Effective Time (except to the extent pertaining to amounts for which the Unadjusted Purchase Price was reduced pursuant to Section 2.4(g)(i)); and (ii) liens and security interests in favor of Seller or its Affiliate, whether choate or inchoate, under any Law or Assumed Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the other Assets or to the extent arising in favor of Seller as the operator or non-operator of any Oil and Gas Property;

(j)all Assumed 365 Contracts, to the extent binding on the Oil and Gas Properties and/or the other Assets (but only to the extent applicable to the Oil and Gas Properties and/or the other Assets);

(k)all Contracts described on Exhibit A-7 (to the extent, and only to the extent, each such Contract set forth therein is finally determined by the Bankruptcy Court not to be a 365 Contract), in each case to the extent binding on the Oil and Gas Properties, Rights of Way and/or the Realty Interests (but only to the extent applicable to the Oil and Gas Properties, Rights of Way and/or the Realty Interests) (such Contracts, the “Required Contracts” and together with the Assumed 365 Contracts, the “Assumed Contracts”);

(l)all franchises, licenses, permits, registrations, approvals, orders, consents, variance, waiver, exemption, certificates and other authorizations and rights granted by Third Parties or Governmental Authorities that relate to, or arise from, the Assets not described in this subsection (l), or the ownership or operation thereof (the “Permits”);

(m)subject to Section 7.14, (i) originals of the Records that relate to the Assets and are in the possession of Seller and (ii) the non-exclusive license and right to make and own copies of any of the Records which Seller is entitled to retain pursuant to Section 7.14 that relate to both the Assets and any Excluded Asset;

(n)all data, core, and fluid samples and other engineering, geological, or geophysical studies (including seismic data, studies, and information), all proprietary or confidential geologic, seismic, geophysical, and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records, in each case relating to the Oil and Gas Properties or any other Assets; and

(o)all rights, claims and causes of action (including all rights to proceeds or revenues, audit rights, rights of indemnity, set-off or refunds and any and all rights and interests of Seller under any policy or agreement of insurance) of Seller with respect to the other Assets to the extent such rights, claims or causes of action relate to or cover any Assumed Obligations.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Associated Exclusion Assets” means with respect to any Oil and Gas Property, an interest in all other Assets (other than other Oil and Gas Properties), in each case, to the extent such other Assets are binding on or necessary for the ownership, operation or use of such Oil and Gas Property as presently owned, operated or used by Seller as of the Effective Time.

“Assumed 365 Contract” means each 365 Contract that Purchaser has elected to assume in accordance with Section 7.3.

“Assumed Contracts” is defined in subsection (k) of the definition of “Assets.”

“Assumed Obligations” is defined in Section 12.1.

“Auction” means the auction for the sale of the Assets, if any, to be conducted in accordance with the Bidding Procedures.

“Avoidance Action” means any claim, right or cause of action of any Seller arising under Chapter 5 of the Bankruptcy Code and any analogous state or federal statutes and common law relating to the Assets or the Excluded Assets.

“Backup Bidder” means the bidder for the Assets with the next-highest or otherwise second-best bid for the Assets as determined in accordance with the Bidding Procedures.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.

“Bidding Procedures” means the Bidding Procedures attached to the Bidding Procedures Order as Exhibit 1, as may be amended, supplemented or modified from time to time with Bankruptcy Court approval.

“Bidding Procedures Order” means the Order (I) Approving Bidding Procedures, (II) Approving Stalking Horse Bid Protections, (III) Approving Contract Assumption and Assignment Procedures and the Form and Manner of Notice Thereof, (IV) Scheduling the Auction; (V) Scheduling Hearings and Objection Deadlines with respect to the Sale, (VI) Approving the Form and Manner of Notice Thereof, and (VII) Granting Related Relief, entered by the Bankruptcy Court on August 21, 2020 [D.I. 151] approving the Bidding Procedures, as such order may be amended, supplemented or modified from time to time.

“BRI” is defined in the introductory paragraph hereof.

“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

“Casualty Loss” is defined in Section 7.7.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Chapter 11 Case” means, collectively, the voluntary cases commenced by Sellers in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code on June 29, 2020, jointly administered under the caption In re Lilis Energy, Inc., et al., Case No. 20-33274 (MI).

“Claim Notice” is defined in Section 12.5(a).

“Closing” is defined in Section 9.1.

“Closing Date” is defined in Section 9.1.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Sellers’ Representative at the Closing, which shall be an amount equal to the remainder of (a) Sellers’ Representative’s estimate of the Adjusted Purchase Price as determined pursuant to Section 2.6(a) minus (b) the Deposit.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated August 20, 2020, by and between Lilis Energy, Inc., and Ameredev New Mexico, LLC, as may be amended from time to time.

“Consent” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with, or otherwise applicable to, for or in connection with the sale, assignment or transfer of any Assets, in each case, in connection with the transactions contemplated hereunder, in each case after giving effect to Sections 365(c)(1) and 365(f)(1) of the Bankruptcy Code.

“Contract Notices” is defined in Section 7.3(b).

“Contracts” means any and all contracts, agreements, and instruments that are binding on the Assets or that relate to the ownership or operation of the Assets (but only to the extent applicable to the Assets), including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts in which Seller acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, but excluding any contracts, agreements, and instruments included within the definition of “Excluded Assets”; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Leases and other instruments constituting any Seller’s chain of title to the Oil and Gas Properties, Rights of Way or Realty Interests.

“Conveyances” is defined in Section 9.2(b).

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.

“Cure Costs” is defined in Section 7.3(a).

“Cure Deadline” means on or before the date that is sixty (60) Days after the Closing Date.

“Customary Consent” means any Consent that is not a Required Consent.

“Cut-Off Date” means the date of the six (6)-month anniversary of the Closing Date.

“Damages” means the amount of any actual loss, cost, cost of settlement, damage, expense, claim, award or judgment incurred or suffered by any Person arising out of or resulting from the matter in question, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters in question, the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder, if applicable; provided, however, that “Damages” shall not include any Taxes that may be assessed on payments under Article 12.

“Deposit” is defined in Section 2.3(a).

“DIP Financing Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 253] entered on August 21, 2020 by the Bankruptcy Court.

“Direct Claim” is defined in Section 12.5(f).

“Disclosure Schedules” means the aggregate of all schedules referenced in Article 4 or disclosures of the representations or warranties of Sellers set forth in Article 4.

“Dispute” is defined in Section 13.3(a).

“DTPA” is defined in Section 13.13.

“Effective Time” means 12:01 a.m. Central Time on November 1, 2020.

“Employee-Related Liabilities” means all liabilities, losses, Claims, Damages, costs and expenses (including attorneys fees) arising at any time (whether before, on or after the Closing) that are attributable to, associated with or related to, or that arise out of or in connection with (i) any employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates was obligated to contribute to at any time on or prior to the Closing, and (ii) the employment or engagement (or termination of employment or engagement) of any individual on or prior to the Closing Date.

“Encumbrance” means all liens, whether consensual or statutory (including mechanic’s, materialman’s, carrier’s, repairer’s, contractor’s and other similar liens arising under applicable Laws), replacement liens, adequate protection liens or other liens granted under Sections 361, 363 or 364 of the Bankruptcy Code, other Liens, charges, encumbrances, options and transfer restrictions, including without limitation, rights of first refusal or first offer, defect or objection liens, easements, encroachments or servitudes, in each case, that constitutes an “interest” for purposes of Bankruptcy Code § 363(f), including without limitation those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37) or any other limitation, restriction or interest that constitutes an “interest” for the purposes of Bankruptcy Code § 363(f).

“Environmental Laws” means the following:  CERCLA; the Superfund Amendment and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species Act, 16 U.S.C. § 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment, biological resources or human health or public or worker safety or (iii) the disposal or Release or threat of Release of Hazardous Materials, and in each case, all regulations implementing the foregoing Hazardous Materials.

“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any failure to comply with Environmental Laws, any Release of Hazardous Materials or any other environmental condition with respect to the ownership or operation of Assets.

“Equipment” is defined in subsection (g) of the definition of “Assets.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” means:

(a)all proceeds of the Unadjusted Purchase Price to which to Sellers are entitled after giving effect to the terms of this Agreement;

(b)except to the extent related or attributable to the Assumed Obligations, all rights, claims and/or causes of action of Sellers arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) an other Excluded Asset;

(c)all Cash and Cash Equivalents of Sellers;

(d)all right, title and interest to the properties (including personal property) of any Seller or any Affiliate of any Seller and assets described on Schedule 1.1(a);

(e)all right, title and interest to the properties (including personal property) and assets not specifically described or included in the definition of “Assets”;

(f)the Excluded Records;

(g)Assets excluded from this Agreement pursuant to Section 7.5 or Section 7.6;

(h)all franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties to the extent relating to, or arising from, any other Excluded Assets, or the ownership or operation thereof;

(i)except to the extent related or attributable to the Assumed Obligations, all trade credits, all accounts, receivables and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(j)all Suspense Funds attributable to the production of Hydrocarbons at or prior to the Effective Time;

(k)all Suspense Funds attributable to the production of Hydrocarbons after the Effective Time for which the Unadjusted Purchase Price is adjusted downwards pursuant to Section 2.4;

(l)except to the extent related or attributable to the Assumed Obligations, any indemnity rights, rights under any Contracts and all claims and causes of action of any Seller or any Affiliate of Seller against any Third Party attributable to, periods on or prior to the Effective Time (including claims for adjustments or refunds);

(m)all of each Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(n)except for the Fort Worth Office Lease, any offices, office leases, and any personal property (other than the Records) located in or on such offices or office leases (other than any office leases described on Exhibit A-5);

(o)personal computers, computer servers, computer hardware, phones, cellular phones, radios and similar equipment and property, including any information technology equipment, to the extent necessary for the Sellers to complete the wind-down activities with respect to the Sellers’ estates;

(p)all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time except (i) proceeds from such Hydrocarbons for which the Adjusted Purchase Price is adjusted under Section 2.4(e)(iii) and (ii) the Hydrocarbons expressly identified in subpart (c) of the definition of “Assets”;

(q)all claims, rights and interests of Sellers or Affiliates of Sellers (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, (iii) for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to, Seller Taxes or (iv) as to any condemnation proceeds or awards arising from acts, omissions or events prior to the Effective Time (excluding, in each case of (i) through (iv), the claims, rights and interests related or attributable to Assumed Obligations or described in subpart (o) of the definition of “Assets”);

(r)except to the extent related or attributable to the Assumed Obligations, all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets, (ii) refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to, Seller Taxes or (iii) (A) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or (B) for which any Seller is, in whole or in part, entitled to receive an adjustment under Section 2.4;

(s)all Contracts other than the Assumed Contracts;

(t)all Third Party COPAS reimbursement payments owed or payable to Seller attributable to any periods of time at or prior to the Effective Time;

(u)all Hedges and proceeds thereof;

(v)any shares of capital stock or other equity interest of any Seller or of any Seller subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any Seller’s subsidiaries;

(w)all Avoidance Actions;

(x)all prepayments, good faith and other deposits submitted by any Third Party under the terms of the Bidding Procedures Order;

(y)all “cash collateral” as defined in Section 363 of the Bankruptcy Code and any other collateral or dollar amounts, in each instance, securing any obligations under any 365 Contracts or securing any obligations, Credit Support or credit support obligations (including letters of credit) securing any obligations of any Seller or any of its Affiliates;

(z)except to the extent related or attributable to the Assumed Obligations, all claims, refunds, credits, abatements, variances, allocations, causes of action (including any and all avoidance, fraudulent transfer, preference, or similar claims, causes of action, rights, or proceedings of any Seller, including, under Chapter 5 of the Bankruptcy Code, the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act enacted by any state, or any other similar state or Federal law), claims for relief, choses in action, rights of recovery, rights of set-off, bond or security, security interests, lien rights, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses, rights and interests under any policy or agreement of insurance or indemnity, audit rights and claims for reimbursements (excluding, in each case, the claims, rights and interests described in subpart (o) of the definition of “Assets”); and

(aa) all rights, claims or causes of action by or in the right of Sellers or their Affiliates against any current or former director or officer of any Seller or any of their respective Affiliates.

“Excluded Liabilities” means with respect to any Seller and the Assets, all Encumbrances, claims, Liens, Damages, obligations, liabilities, losses, costs, and expenses other than the Assumed Obligations, including any of the following:

(a)Indebtedness of such Seller;

(b)all guarantees of Third Party obligations by Seller and reimbursement obligations to guarantors of Seller’s obligations or under letters of credit;

(c)all liabilities of Seller to any owner or former owner of capital stock or warrants, or holders of indebtedness for borrowed money;

(d) without limitation of the Purchase Price adjustment in Section 2.4, all Employee-Related Liabilities;

(e)all unpaid Property Costs attributable to periods prior to the Effective Time that are not taken into account pursuant to Section 2.4;

(f)all obligations under any Hedge Contracts entered into by Seller;

(g)all liabilities incurred by Seller or any of its Affiliates for brokerage or finder’s fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby;

(h)all liabilities relating to the accounting for, failure to pay or the incorrect payment of any Royalties, burdens and other interest owners’ revenues, or proceeds attributable to sales of Hydrocarbons (including Suspense Funds or Funds which have been held by Seller as Suspense Funds, in each case, to the extent attributable to the Assets, other than with respect to Suspense Funds for which there are a downward adjustment to the Purchase Price under Section 2.4(c)), insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Assets prior to the Effective Time;

(i)civil or criminal fines or penalties relating to violations occurring prior to the Closing Date of any Environmental Law with respect to Seller’s ownership or operation of the Assets;

(j)the actions, suits, or proceedings described on Schedule 4.5;

(k)the matters described on Schedule 4.8(a);

(l)the off-site transportation, disposal, or arrangement therefor by or on behalf of Seller or any of its Affiliates of any Hazardous Materials off the premises of the Oil and Gas Properties prior to the Closing;

(m)death or physical injury to any employees of such Seller related to or arising out of such Seller’s ownership or operation of the Assets and occurring prior to the Closing Date;

(n)Seller Taxes;

(o)any Excluded Assets; or

(p)the matters set forth on Schedule 1.1(c).

“Excluded Records” means any and all:

(a)copies of the records that relate to both the Oil and Gas Properties and any Excluded Assets;

(b)copies of any records and information to which Purchaser is entitled hereunder (including under Section 7.14);

(c)corporate, financial, Income Tax, and legal data and Records of Seller that relate primarily to any Seller’s business generally (whether or not relating to the Assets or Excluded Assets), or to businesses of any Seller and any Affiliate of such Seller other than the exploration and production of Hydrocarbons, excluding, in each case, to the extent related to Assumed Obligations;

(d)data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of any Seller, or by applicable Law, and for which no consent to transfer has been received (after Seller using commercially reasonable efforts to obtain such consent but without the obligation to pay any out-of-pocket costs or undertake any additional obligations) or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(e)legal records and legal files of any Seller, including all work product of and attorney-client communications with any Seller’s legal counsel or any other documents or instruments that are protected by an attorney-client privilege, but excluding any title opinions covering the Oil and Gas Properties, Third Party-authored environmental reports or evaluations;

(f)all legal privileges, engagements and similar letters and agreements with any Seller’s legal advisors, including all rights to claim, own or waive any attorney-client privilege or other privilege in favor of any Seller or any Affiliates of any Seller (other than title opinions, Third Party-authored environmental reports or evaluations;

(g)data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of Seller or any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(h)all employee and personnel files;

(i)any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Oil and Gas Properties, and any Hydrocarbon or other pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties;

(j)all geological, or geophysical surveys, studies, data and information (including seismic surveys, studies, data and information), licensed from Third Parties to the extent the transfer of such surveys, studies, data or information from Sellers to Purchaser triggers or requires, whether pursuant to the terms of any contract or applicable Law, the payment or granting of a fee, penalty or other consideration to a Person other than any Seller (unless Purchaser agrees to reimburse Seller for such transfer costs), and all interpretations and analysis of any such surveys, studies, data and information, to the extent non-transferable or subject the payment or granting of a fee, penalty or other consideration unless Purchaser agrees to reimburse Seller for such transfer costs;

(k)data and records to the extent relating to the other Excluded Assets; and

(l)emails, to the extent constituting or relating to other components of the definition of Excluded Records.

“Execution Date” is defined in the introductory paragraph hereof.

“Final Order” means any award, decision, decree, settlement, order, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Free and Clear” means free and clear of all Encumbrances, claims, Liens, Damages, obligations, liabilities, losses, costs, and expenses other than the Assumed Obligations and Permitted Encumbrances, in each case to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“Future Well” means all Hydrocarbon wellbore locations identified on Exhibit A-2 Part 2 to be drilled after the Effective Time, in each case, to the extent an interest there is derived from the Oil and Gas Properties, and, in each case, together with the Allocated Well Assets for such wellbore location.

“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.

“Hazardous Materials” means hazardous waste, hazardous material, hazardous substances, toxic substances or any other chemical, pollutant, contaminant, substance or waste regulated under any Environmental Law; any petroleum, petroleum products, natural gas, crude oil or petroleum-derived substance or waste (and any components, fractions or derivatives thereof) that have been Released into the environment; and any asbestos or asbestos-containing material, urea formaldehyde insulation, hydrogen sulfide, polychlorinated biphenyls, mercury, flammable or explosive materials, and radioactive materials, including NORM.

“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates or the Oil and Gas Properties are bound.

“Highest or Best Proposal” shall mean any bona fide proposal or offer to or from a Person other than Purchaser or its Affiliates with respect to (a) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring involving any of the Assets, or (b) any other direct or indirect acquisition involving any of the Assets, that, in each case, Lilis Energy, Inc. has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, would, if consummated, result in the highest or otherwise best transaction for Sellers with respect to the Assets involved, taking into account all terms thereof, including (w) the type and amount of assets sought to be purchased; (x) the amount of the purchase price and nature of the payment thereof; (y) the prospective purchaser’s ability to consummate the transactions and the timing thereof; and (z) the effect on the Sellers’ ability to wind down their estates in accordance with applicable Law.

“HRS” is defined in the introductory paragraph hereof.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, processing agreements, and/or gathering or transportation agreements.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Sellers or their Affiliates in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of the obligations described in subparts (a)-(d) of others or obligations of any other Person secured by any assets of such Person and (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles.

“Indemnified Person” means the applicable member of the Seller Group seeking or entitled to indemnification under this Agreement.

“Initial Contract Notices” is defined in Section 7.3(b).

“IOP” is defined in the introductory paragraph hereof.

“IRI” is defined in the introductory paragraph hereof.

“Knowledge” ” means, with respect to Seller, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.1(b).

“Laws” means all laws (including any obligation arising under common law), statutes, rules, statute, act, regulations, ordinances, orders, decrees, ruling, writ, injunction, award, requirements, judgments and codes of Governmental Authorities.

“Leases” is defined in subsection (a) of the definition of “Assets.”

“LEI” is defined in the introductory paragraph hereof.

“Lien” means any lien, mortgage, pledge, charge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidating Trust” means a liquidating or similar trust as may be established with respect to Sellers’ estate in conjunction with the Chapter 11 Case.

“Liquidating Trustee” means the trustees or other representatives of the Liquidating Trust.

“LOP” is defined in the introductory paragraph hereof.

“Material Adverse Effect” means any event, change, or circumstance, inaccuracy, effect, result, occurrence, whether or not foreseeable, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on (a) the ownership, operation, or financial condition of the Assets, taken as a whole, as currently operated, taken as a whole or (b) the performance of a Seller’s obligations and covenants hereunder that are to be performed under this Agreement; provided, however, that “Material Adverse Effect” shall not include a material adverse effects resulting from (i) general changes in Hydrocarbon or other commodity prices that do not disproportionately affect Seller; (ii) changes in condition or developments generally applicable to the oil and gas industry generally or in the United States or any areas where the Assets are located that do not disproportionately affect Seller; (iii) economic, financial, credit, or political conditions and general changes in markets that do not disproportionately affect Seller; acts of God, including naturally occurring events, hurricanes, tornados, meteorological events, and storms; (iv) orders, acts, or failures to act of Governmental Authorities; (v) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (vi) epidemics, pandemics (including COVID-19) or other similar health emergencies; (vii) any reclassification or recalculation of reserves; (viii) changes in Laws or the Accounting Principles; (ix) changes or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11, including matters to the extent a downward adjustment to the Unadjusted Purchase Price is provided for in this Agreement; (xi) natural declines in well performance; (xii) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7; (xiii) any matters, facts, or disclosures set forth in the Disclosure Schedules; (xiv) the commencement or pendency of the Chapter 11 Case; (xv) any objections in the Bankruptcy Court to (A) this Agreement and/or the other Transaction Documents and the transactions contemplated hereby and thereby, (B) the reorganization of Seller and any related plan of reorganization or disclosure statement, (C) the Bidding Procedures or the sale motion or (D) the assumption or rejection of any Contract; and/or (xvi) any order of the Bankruptcy Court (except any such order that would preclude or prohibit Seller from consummating the transactions contemplated by this Agreement) or any actions or omissions of Seller in compliance therewith.

“Material Contract” means any Contract that is one or more of the following:

(a)any Contract that can reasonably be expected to result in aggregate payments by or on behalf of any Seller or aggregate revenues paid to Seller, in each case, of more than Fifty Thousand Dollars ($50,000.00) during the current or any subsequent fiscal year (in each case, based solely on the terms thereof and net to Sellers’ interest);

(b)Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties that are not cancellable without penalty to any Seller, its Affiliates, or its permitted successors and assigns, on ninety (90) days’ or les  prior written notice, including any such Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production;

(c)Contracts that obligate any Seller by virtue of any material take or pay payment, advance payment, production payment, or other similar material payment (other than Royalties established in any Leases, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(d)Contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons that (A) contain guaranteed or minimum throughput, minimum volume, or similar requirements or (B) that are not cancellable without penalty on ninety (90) days’ or less prior written notice;

(e)Contracts with any Governmental Authority based on any Environmental Laws that relate to the present or future use of any of the Assets that presently require Remediation;

(f)to the extent currently pending, Contracts of Seller to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets after Closing, but excluding right of reassignment upon intent to abandon any Oil and Gas Property;

(g)any Contract for the sale, lease or exchange, of Seller’s interest in the Oil and Gas Properties;

(h)any Contract that constitutes a partnership agreement or similar Contract (in each case, excluding any Tax Partnership agreements)

(i)any Contract, the primary purpose of which is to provide indemnity rights;

(j)Contracts containing any non-competition restrictions, non-solicitation or no-hire obligations, area of mutual interest agreements or similar provisions;

(k)any Contract that constitutes an operating agreement, farmout agreement, farmin agreement, joint development agreement, participation agreement, or similar agreement;

(l)Contracts with any remaining drilling or development obligations;

(m)Contracts providing for any call upon, option to purchase or similar rights with respect to Assets or to production therefrom or the processing thereof; and

(n)Contracts with any Affiliate of any Seller that will not be terminated on or prior to Closing.

“MMBtu” means one million (1,000,000) BTU.

“Negative Title Effect” means any Lien, Encumbrance, condition, burden, obligation, or defect that would be reasonably likely to (i) reduce Seller’s Net Revenue Interest in any Subject Well as to the applicable Subject Formations below that shown in Exhibit A-2 Part 1 or Exhibit A-2 Part 2, as applicable, for such Subject Well, (ii) increases Seller’s Working Interest in any Subject Well as to the applicable Subject Formations above the Working Interest shown in Exhibit A-2 Part 1 or Exhibit A-2 Part 2, as applicable, for such Subject Well without at least a proportionate increase in Seller’s Net Revenue Interests in such Subject Well or (iii) have a material adverse effect on the use, operation, or ownership of the Assets subject thereto or affected thereby as currently used, operated or owned by Seller.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and/or sold from or allocated to such Oil and Gas Property, after giving effect to all Royalties.

“Non-Recourse Person” is defined in Section 13.11.

“NORM” means naturally occurring radioactive material, radon gas and asbestos.

“Notice” is defined in Section 13.1.

“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets.”

“Outside Date” means December 2, 2020.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Permitted Encumbrances” means any or all of the following:

(a)all Royalties to the extent that, individually or in the aggregate, they would not reasonably result in a Negative Title Effect;

(b)the terms of all Contracts or Rights of Way, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that, individually or in the aggregate, they would not reasonably result in a Negative Title Effect;

(c)all (i) Preferential Rights, and (ii) consents, notice requirements and similar restrictions;

(d)Liens created under the terms of the Leases, Rights of Way, Realty Interests or the Contracts, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than a Seller or any predecessor in interest of a Seller, (ii) which are not yet delinquent (including any amounts being withheld as provided by Law), or, (iii) if delinquent, being contested in good faith by appropriate actions, and in each case of (i) and (ii), that will be permanently and fully extinguished with respect to the Assets pursuant to the Sale Order.

(e)Excepting circumstances where such rights have already been triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f)any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent that, individually or in the aggregate, they would not reasonably result in a Negative Title Effect;

(g)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not materially impair the ownership, use or operation of such property for the purposes for which it is currently owned, used and operated as of the Execution Date, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;

(h)rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation or (ii) common owner of any interest in Rights of Way or Realty Interests currently held by a Seller and such common owner as tenants in common or through common ownership, to the extent that, individually or in the aggregate, they would not reasonably result in a Negative Title Effect ;

(i)calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(j)failure to record Leases, Rights of Way or Realty Interests issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases, Rights of Way or Realty Interests are located, provided that the instruments evidencing the conveyance of such title to such Seller from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease or Right of Way;

(k)any other Liens, defects, burdens or irregularities which are based on a lack of information in a Seller’s files or of record;

(l)the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years;

(m)lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, pooling or operating agreements, unit designations, or production or drilling units not yet formed, or created;

(n)any Liens, defects, irregularities, or other matters (i) expressly set forth, identified or described on Exhibit A, in each case, with respect to a particular Oil and Gas Property, or (ii) that are expressly waived cured, assumed, bonded, indemnified for, or otherwise discharged permanently and fully at or prior to Closing;

(o)the terms and conditions of this Agreement, or any other Transaction Document;

(p)defects based solely on or arising solely out of the failure of a Lease to hold after the Closing Date a specified number of Net Leasehold Mineral Acres after the primary term of such Lease has expired based on any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held payments in lieu of such production);

(q)Liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Execution Date, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Seller received any written notice of default under any such mortgage, deed of trust or similar instrument.

(r)(i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) to the extent that, individually or in the aggregate, they would not reasonably result in a Negative Title Effect or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments (other than those required under this Agreement) in the applicable Seller’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver or any such failure (per the terms of the applicable agreement in question) renders such assignment void or voidable;

(s)defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Subject Well that crosses more than one Lease, or tract, to the extent such Subject Well (i) has been permitted by the Texas Railroad Commission or other applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Subject Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production; or

(t)any Liens, defects, irregularities, or other matters which, individually or in the aggregate, (i)  would not reasonably result in a Negative Title Effect, and (ii) would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning and operating Hydrocarbon producing properties.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Phase I” is defined in Section 7.1(a).

“Phase II” is defined in Section 7.1(a).

“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, removal, surface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Rights of Way, Realty Interests and Contracts.

“Preferential Rights” means any preferential purchase rights, rights of first refusal, preemptive rights or similar rights held by Third Parties that are triggered or required in connection with the sale of the Assets contemplated hereby; excluding, in each case, any such rights for which the Bankruptcy Court has entered an order approving the sale and assignment of an Asset subject to such rights without complying with such right.

“Preliminary Settlement Statement” is defined in Section 2.6(a).

“Property Costs” means all direct operating expenses (including costs of insurance, rentals, shut-in payments royalties and all other payments called for by the Leases) and capital expenditures (including costs of drilling and completing wells, and costs of acquiring equipment) and overhead costs charged to the Assets and, in each case, incurred in the ownership and operation of the Assets in the ordinary course of business and incurred in accordance with the relevant operating agreement, if any, (or in the absence of a relevant operating agreement, in accordance with a standard COPAS 2005 Accounting Procedure) but excluding, in each case and without limitation, any costs, expenses or liabilities arising out of or constituting: (i) personal injury, illness or death, property damage, torts, breach of contract or non-compliance or violation of any Law, (ii) Remediation obligations or any other obligations relating to the Plugging and Abandonment or decommissioning of any of the Assets, (iii) Environmental Liabilities, (iv) obligations with respect to Imbalances, (v) obligations to pay, or claims of improper calculation or payment of, Royalties, (vi) any Asset Taxes, Income Taxes and Transfer Taxes, (vii) costs and expenses incurred in connection with any Casualty Loss (including any repair or restoration costs related thereto), (viii) any Damages or liabilities that constitute Excluded Liabilities, or (ix) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (viii), whether such claims are made pursuant to contract or otherwise.  For the avoidance of doubt, “Property Costs” shall not include any Asset Taxes, Income Taxes and Transfer Taxes.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Group” is defined in Purchaser, the Affiliates of Purchaser and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants.

“Purchaser’s Representatives” is defined in Section 7.1(a).

“Realty Interests” is defined in subsection (f) of the definition of “Assets.”

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets, electronic copies of all computer records where available, contract files and operations, lease files, well logs, division order files, title opinions, title curative, elections, and other land and title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, surveys, production records, engineering files, financial and accounting records, Tax records relating to Asset Taxes with respect to the Oil and Gas Properties, and environmental files or reports, but excluding, however, in each case, the Excluded Records.

“Rejected 365 Contract” means each 365 Contract that is not an Assumed 365 Contract.

“Rejection Date” means November 19, 2020.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

“Remediate” means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws to cure or remove a Release or a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems. The term “Remediation” shall have its correlative meaning.

“Required Consent” means any Consent that if not obtained prior to the assignment of an Asset expressly (i) voids or nullifies (automatically or at the election of a holder thereof), or gives the right to the holder to void or nullify, the assignment, conveyance or transfer of such Asset, (ii)

terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (iii) requires payment of a fee; provided, however, “Required Consent” shall not include any Consent that (a) cannot be unreasonably withheld, conditioned or delayed (unless such consent has been denied in writing by the holder thereof), or (b) is subject to an order of the Bankruptcy Court approving the sale and assignment of an Asset without obtaining such Consent.

“Required Contracts” is defined in subsection (k) of the definition of “Assets.”

“Rights of Way” is defined in subsection (e)of the definition of “Assets.”

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof.

“Sale Area” means the geographic areas described and identified on Schedule 1.1(e) as the “Sale Area”.

“Sale Order” means a Final Order of the Bankruptcy Court to be mutually agreed upon by Purchaser and Seller after the Execution Date but prior to the Closing Date, authorizing and approving, inter alia, the sale of the Assets to Purchaser on the terms and conditions set forth herein, Free and Clear, the releases set forth therein, and authorizing and approving the assumption and assignment of the Assumed 365 Contracts to Purchaser.

“SCM” means Salt Creek Midstream, LLC.

“SCM COGA” means that certain Crude Oil Gathering Agreement by and between LEI and SCM dated May 21, 2018 (as amended from time to time for any amendments made on or prior to October 25, 2019).

“SCM Subject Contracts” means, collectively, the SCM COGA, SCM WGDA and SCM Operating Agreement (and individually, each a “SCM Subject Contract”).

“SCM Operating Agreement” means that certain Contract Operating and Right of First Refusal Agreement by and between LEI and SCM Water dated July 25, 2018.

“SCM Water” means SCM Water, LLC, a Delaware limited liability company.

“SCM WGDA” means that certain means Water Gathering and Disposal Agreement by and between LEI and SCM Water dated July 25, 2018 (as amended from time to time for any amendments made on or prior to March 11, 2019).

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Seller” and “Sellers” is defined in the introductory paragraph hereof.

“Seller Group” is defined in Section 12.2.

“Sellers’ Representative” means Lilis Energy, Inc.

“Seller Taxes” means (a) any and all Income Taxes imposed on any Seller, its direct or indirect owners or any of its Affiliates, (b) any Taxes imposed on or with respect to the Excluded Assets, and (c) Asset Taxes allocable to Sellers pursuant to Section 10.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4.

“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, the applicable a price per MMBtu equal to 99% of the monthly average of the daily midpoint prices for Waha (Index) as of the Effective Time less five cents ($0.005), and (b) in the case of crude oil, the applicable price/Barrel as of the Effective Time on the NYMEX CMA (all days) plus NYMEX (2/3-1/3) Trade Day Roll plus Argus MidCush (TMA) less $4.60.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Formation” means:

(a)For each producing (or capable of producing) Well with a positive Allocated Value, the formation(s) at which such Well is completed;

(b)For each Well with a positive Allocated Value that has been drilled but has not been completed and each Future Well, the formation identified for such Well or Future Well on Exhibit A-2 as such formations are described on Schedule 1.1(d);

provided, however, subject to any exceptions or exclusions as noted on Exhibit A as to any applicable Oil and Gas Property.

“Subject Wells” means all Wells and Future Wells.

“Supplemental Contract Notice” is defined in Section 7.3(b).

“Suspense Funds” means any and all Royalties and other amounts held in suspense by any Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds.

“Tag-Along Right” means the right or option of any Person under any Contract, Lease or other instrument binding on a Seller, any Affiliate of a Seller or the Assets to require and cause a Seller, any Affiliate of a Seller or Purchaser to purchase, acquire and receive an assignment of any interest in any Oil and Gas Properties or other Assets, excluding, in each case, any such rights for which the Bankruptcy Court has entered an order approving the sale and assignment an Asset subject to such rights without complying with such right.

“Target Closing Date” is defined in Section 9.1.

“Tax Partnership” means any agreement or other arrangement subject to a tax partnership agreement or otherwise treated, or required to be treated, as a partnership, or as held in an arrangement requiring a partnership income Tax Return to be filed, under Subchapter K of Chapter 1 of Subtitle A of the Code.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated, or other tax, including any interest, penalty or addition to tax.

“Termination Date” is defined in Section 11.1.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Third Party Claim” is defined in Section 12.5(b).

“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Confidentiality Agreement, and (d) each other agreement, document, certificate or other instrument that is contemplated to be executed by and among the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Taxes” is defined in Section 10.2.

“Unadjusted Purchase Price” is defined in Section 2.2.

“Unenforceable Restrictions on Sale” means all duties, liabilities, obligations or other Damages under or with respect to any or all provisions of that certain Option Agreement, dated May 21, 2018, between Salt Creek Midstream, LLC and LEI, as such agreement has been or may be amended from time to time.

“Varde” means Varde Partners, Inc, and any of its Affiliates.

“Vehicles” is defined in subsection (h) of the definition of “Assets.”

“Wells” is defined in subsection (b) of the definition of “Assets.”

“Winning Bidder” means the bidder for the Assets with the highest or otherwise best bid for the Assets as determined in accordance with the Bidding Procedures.

“Working Interest” means, with respect to any Oil and Gas Property, the percentage of interest that is burdened with the obligation to bear and pay costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any Royalties.

Section 1.2Interpretation

. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive unless expressly provided herein; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and (other than in such Schedule or Exhibit defining such word or phrase independently) the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement (other than in such Schedule or Exhibit defining such word or phrase independently); (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; and (o) any term expressly defined in this Agreement or in any Exhibit or Schedule attached hereto shall, unless otherwise expressly provide, have the defined meaning when such term is used in all capitalized letters.

Article 2

PURCHASE and sale

Section 2.1Purchase and Sale

. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.

Section 2.2Purchase Price

. The purchase price for the Assets shall be Forty Six Million Six Hundred Thousand Dollars ($46,600,000.00) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).

Section 2.3Deposit

.

(a)Prior to the Execution Date, Purchaser has deposited with Seller an amount equal to Five Million Dollars ($5,000,000) (such amount, together with any interests or earnings thereon, the “Deposit”) via wire transfer of immediately available funds to the account or accounts designated by the Seller, such Deposit to be held by Seller in accordance with the terms of this Agreement.

(b)In the event that Closing occurs, then on the Closing Date the entirety of the Deposit shall be retained by Sellers as provided in the Preliminary Settlement Statement and credited towards the payment of the Adjusted Purchase Price in determining the amount of the Closing Payment.

(c)If for any reason this Agreement is terminated in accordance with Section 11.1, then the Deposit shall be disbursed as provided in Section 11.2.

Section 2.4Adjustments to Unadjusted Purchase Price

. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:

(a)decreased in accordance with Section 7.5 with respect to any and all applicable Required Consents;

(b)decreased in accordance with Section 7.6 with respect to any and all applicable Preferential Rights;

(c)decreased by the amount of all Suspense Funds attributable to periods after the Effective Time, to the extent such funds are not transferred to Purchaser’s control at the Closing;

(d)adjusted for Asset Taxes (without duplication) as follows:

(i)increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 10.1 but paid or otherwise economically borne by any Seller; and

(ii)decreased by the amount of all Asset Taxes allocated to any Seller in accordance with Section 10.1 but paid or otherwise economically borne by Purchaser;

(e)adjusted for Imbalances, Hydrocarbon inventories, Hydrocarbons in storage, and linefill as of the Effective Time as follows:

(i)decreased by the aggregate amount owed by any Seller to Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price);

(ii)increased by the aggregate amount owed to any Seller by Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price; and

(iii)increased by the aggregate amount equal to Sellers’ share of any merchantable Hydrocarbons in tanks or storage facilities produced from or credited to the Oil and Gas Properties or linefill associated with the Assets as of the Effective Time based upon the quantities in tanks or storage facilities or as linefill as of the Effective Time as measured by and reflected in Sellers’ records multiplied by the applicable Settlement Price;

(f)without prejudice to any Party’s rights under Article 12, adjusted for proceeds and other income, receivables, Property Costs, and other costs (other than Asset Taxes, Income Taxes and Transfer Taxes) attributable to the Assets as follows:

(i)decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by a Seller or its Affiliates:

(A)amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Time (net of any (1) Royalties attributable to such Hydrocarbons to the extent actually and properly paid by or paid on behalf of a Seller, and (2) gathering, processing, treating and transportation costs paid by or on behalf of Seller in connection with sales of such Hydrocarbons).

(B)other income earned with respect to the Assets that is attributable to periods from and after the Effective Time (provided that for purposes of this Section 2.4(f)(i)(B), no adjustment shall be made for funds received by a Seller for the account of any Third Party and excluding the effects or proceeds of any Hedges);

(ii)increased by an amount equal to the amount of all Property Costs which are incurred and actually paid, borne or deducted by or on behalf of any Seller or any Affiliate of any Seller in connection with the ownership and operation of any Assets from and after the Effective Time, except in each case any costs already deducted in the determination of proceeds in Section 2.4(f)(i);

(iii)increased by the amount of all prepaid costs, expenses (including prepaid insurance costs, bonuses, rentals, and cash calls to Third Party operators) incurred and paid by or on behalf of Seller with respect to the Assets and attributable to periods from and after the Effective Time;

(iv)decreased by the amount of all Third Party cash call payments with respect to the Assets actually received by Seller, in each case, to the extent attributable to the ownership or operation of the Assets and attributable to periods from and after the Effective Time; and

(g)increased or decreased, as applicable, as otherwise expressly set forth in this Agreement

Section 2.5Procedures

.

(a)The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(f) shall be determined in accordance with COPAS and to the extent consistent with COPAS, United States generally accepted accounting principles using the accrual method of accounting, as consistently applied (the “Accounting Principles”).

(b)All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.

(c)For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.7, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.

(d)Surface use or damage fees and other Property Costs that are paid periodically shall be prorated and deemed incurred based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(e)After Closing, Purchaser shall at its election, in its sole discretion, handle all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible under Section 2.4, provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which the other Party is partially responsible.

(f)“Earned” and “incurred,” as used in Section 2.4(f)(i) and Section 2.7, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.6Closing Payment and Post-Closing Adjustments

.

(a)Not later than five (5) Business Days prior to the Closing Date, Sellers’ Representative shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Sellers’ good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts and amounts of disbursements that Sellers designate and nominate to receive the Closing Payment and (iii) the wiring instructions for all such payments and disbursements. Sellers’ Representative shall deliver to Purchaser reasonable documentation in the possession of Sellers or any of their Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Sellers’ Representative and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Sellers’ draft Preliminary Settlement Statement, Purchaser may deliver to Sellers’ Representative a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Sellers’ Representative will be used to adjust the Unadjusted Purchase Price at Closing.

(b)As soon as reasonably practicable after the Closing, but no later than one hundred and twenty (120) days following the Closing Date, Sellers’ Representative shall prepare and deliver to Purchaser a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment . Sellers shall, at Purchaser’s request, make reasonable documentation available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Sellers’ statement hereunder, Purchaser may deliver to Sellers’ Representative a written report containing any changes that Purchaser proposes be made in such final settlement statement, or other disputed items with respect to such proposed final settlement statement. Any changes or items not so specified or disputed in such written report shall be deemed waived and Sellers’ determinations with respect to all such elements of the final settlement statement that are not noted in such report shall prevail.  If Purchaser fails to timely deliver a written report to Sellers’ Representative containing changes Purchaser proposes to be made to or disputed items Purchaser has with respect to the final settlement statement, the final settlement statement as delivered by Sellers’ Representative will be deemed to be correct and mutually agreed upon by the Parties, and, without limiting the application of Section 10.1(c), will be final and binding on the Parties and not subject to further audit or arbitration. Sellers’ Representative may deliver a written report to Purchaser during the same thirty (30) day period reflecting any changes that Sellers propose to be made in such statement as a result of additional information received after the statement was prepared and such thirty (30) days period shall reset. The Parties shall undertake to agree on the final settlement statement of the Adjusted Purchase Price no later than thirty (30) days following Purchaser’s receipt of Sellers’ statement delivered hereunder or receipt of any proposed Seller changes thereto. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.6 to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Sellers’ Representative (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.6(b). The Accounting Referee’s determination shall be made within fifteen (15) days after submission of the matters in dispute and, without limiting the application of Section 10.1(c)

with respect to Asset Taxes, shall be final and binding on all Parties, without right of appeal. In determining the amount of any individual disputed adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and must select either the amount of such adjustment proposed by Sellers or the amount of such adjustment proposed by Purchaser, and not any other amount. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of the Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.6) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee.

(c)Within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report and (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, as applicable(A) Purchaser shall pay to Sellers’ Representative the amount by which (1) the Adjusted Purchase Price exceeds (2) the Closing Payment plus the Deposit or (B) Sellers shall pay to Purchaser the amount by which (1) the Closing Payment plus the Deposit exceeds (2) the Adjusted Purchase Price, as applicable; provided, however, in no event shall Sellers be liable to Purchaser for any amounts under this Section 2.6(b) for any amounts in excess of the Reserve Amount..

(d)Purchaser shall assist Sellers in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.6(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Sellers to facilitate such process post-Closing.

(e)All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds (in United States dollars) to such banks and accounts as may be designated by Sellers’ Representative in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such banks and accounts as may be designated by Purchaser in writing.

Section 2.7Costs and Revenues

.

(a)With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:

(i)Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(e)(iii) or otherwise included in the Assets, Sellers shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties prior to the Effective Time, which amounts are received prior to, on, or after Closing, and to all other income earned with respect to the Assets up to but excluding the Effective Time and received prior to, on or after Closing.

(ii)Sellers shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to Sellers’ interests in the Assets incurred prior to the Effective Time.

(iii)Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(f)(i), Purchaser shall be entitled to all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time.

(iv)Purchaser shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Time.

(b)Without duplication of any adjustments made pursuant to Section 2.4(f), (i) should Purchaser or any Affiliate of Purchaser receive after Closing any proceeds or other income to which Sellers are entitled under Section 2.7(a), Purchaser shall fully disclose, account for, and promptly remit the same to Sellers’ Representative and (ii) should any Seller or any Affiliate of any Seller receive after Closing any proceeds or other income to which Purchaser is entitled under Section 2.7(a), such Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(c)Without duplication of any adjustments made pursuant to Section 2.4(f), (i) should Purchaser, or any Affiliate of Purchaser, pay after Closing any Property Costs for which Sellers are responsible under Section 2.7(a), Sellers shall promptly reimburse Purchaser for the amount of such Property Costs after receipt of Purchaser’s invoice therefor, accompanied by copies of the relevant vendor or other invoice and proof of payment and (ii) should any Seller, or any Affiliate of any Seller, pay after Closing any Property Costs for which Purchaser is responsible under Section 2.7(a), Purchaser shall promptly reimburse Seller for the amount of such Property Costs after receipt of Sellers’ invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

Section 2.8Allocation of Purchase Price

. Purchaser and Sellers shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within ninety (90) days after the Closing Date (the “Allocation”). The Parties acknowledge and agree that the Assets are properly classified as Class V assets within the meaning of Treasury Regulation Section 1.338-6(b)(2)(v).  Accordingly, (a) Purchaser and Sellers shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Unadjusted Purchase Price or the Adjusted Purchase Price pursuant to this Agreement, and (b) Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Sellers nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Article 3

[RESERVED]

Article 4

REPRESENTATIONS AND WARRANTIES OF SellerS

Subject to the provisions of this Article 4 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, , Sellers represent and warrant to Purchaser on the Execution Date and the Closing Date the matters set out in this Article 4; provided, however, to the extent that each representation and warranty of Sellers in this Article 4 relates to Assets that are not operated by any Seller, each such representation and warranty is expressly limited to the Knowledge of the Sellers.

Section 4.1Existence and Qualification

. Seller is duly formed or organized, validly existing and in good standing under the Laws of its state of formation or organization (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where the Assets are located and those other states where it is required to be so qualified.

Section 4.2Power

. Subject to the approval of the Bankruptcy Court, Seller has the applicable corporate, limited liability company and/or limited partnership power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.3Authorization and Enforceability

. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary applicable corporate, limited liability company and/or limited partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all Transaction Documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4No Conflicts

. Except as set forth on Schedule 4.4 and any Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby shall not (a) violate any provision of any Governing Documents of Seller, (b) result in the creation of any material Lien on the Assets, (c) result in material default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which Seller or the Assets are bound that will not be avoided, satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder or any orders of the Bankruptcy Court, (d) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (e) violate any Laws applicable to Seller, except any matters described in clauses (c), (d), or (e) above which would not result in a Material Adverse Effect on Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5Litigation

. Except as set forth on Schedule 4.5, the Chapter 11 Case, and except with respect to Environmental Laws and Environmental Liabilities, which are solely addressed in Section 4.20, there are no actions, suits, demands, investigations, administrative proceedings or other proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority against Seller (i) relating to any Asset or Seller’s ownership or operation thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby or (b) to Knowledge of Sellers’, expressly threatened in writing with reasonable specificity to pursue legal recourse by any Third Party or Governmental Authority against Seller (i) relating to any Asset or Seller’s ownership thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby.

Section 4.6Taxes

. Except as set forth on Schedule 4.6, (a) all material Asset Taxes that have become due and payable have been paid, (b) all material Tax Returns with respect to Asset Taxes required to be filed have been timely filed, (c) there are no Liens (other than Permitted Encumbrances) with respect to any Asset Taxes and (d) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.  Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.6 are the only representations and warranties in this Agreement with respect to Tax matters.

Section 4.7Compliance with Laws

. Except as set forth on Schedule 4.7 and except with respect to Environmental Laws and Environmental Liabilities, which are solely addressed in Section 4.20, Seller’s ownership, use and operation (for those Assets that Seller operates) of the Assets is not in material violation of any applicable Laws.

Section 4.8Material Contracts

.

(a)Except for any Material Contracts (and amendments thereto) executed in accordance with Section 7.2, the 365 Contracts set forth on Schedule 7.3 and the Required Contracts, Schedule 4.8(a) sets forth a complete and accurate list of all Material Contracts to which any Seller is party that relate to the ownership or operation of the Oil and Gas Properties or that are otherwise binding on any of the Oil and Gas Properties.

(b)Except as set forth on Schedule 4.8 (b) or with respect to any defaults or breaches (i) for which Cure Costs are asserted in the Chapter 11 Case or (ii) that have been asserted in any matters or proceedings described on Schedule 4.5, no Seller has received from any other party to any Material Contracts, any written notice of any material default or material breach thereof by any Seller or termination or intention to terminate such Material Contract that remains unresolved and/or uncured as of the Execution Date (except for any Assumed Contracts for which Purchaser is obligated hereunder to bear and pay the Cure Costs).

(c)Complete and accurate copies of all 365 Contracts and Required Contracts constituting Material Contracts set forth on Schedule 4.8(a) have been made available to Purchaser prior to the Execution Date.

Section 4.9Consents, Preferential Rights and Tag-Along Rights

. Except as set forth on Schedule 4.9, (a) there are no Required Consents required to be obtained, made, or complied with for or in connection with the sale, assignment, or transfer of any Asset as contemplated by this Agreement and (b) there are no Preferential Rights or Tag-Along Rights applicable to the sale of Assets by Seller as contemplated by this Agreement.

Section 4.10Outstanding Capital Commitments

. Except as set forth on Schedule 4.10, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on any Seller or the Oil and Gas Properties and that any Seller reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time in excess of Fifty Thousand Dollars ($50,000.00) (net to the applicable Sellers’ Working Interests in such Oil and Gas Properties).

Section 4.11Imbalances

.  Except as set forth on Schedule 4.11, to Sellers’ Knowledge as of the Execution Date there are no material Imbalances as of the date(s) set forth on Schedule 4.11.

Section 4.12Wells

.  Except as described on Schedule 4.12, with respect to Oil and Gas Properties operated by Seller or an Affiliate of Seller and, to Sellers’ Knowledge, Oil and Gas Properties operated by any Third Party, and other than Wells that have been permanently Plugged and Abandoned in accordance with all applicable Laws, (i) there are no dry holes, or shut in or otherwise inactive wells that are located on the Leases or the Units that Seller or an Affiliate of Seller is currently obligated by applicable Law to Plug and Abandon, and (ii) all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Laws, Leases, and Contracts.

Section 4.13Leases; Suspense Funds.

(a)Except as set forth on Schedule 4.13(a), to Sellers’ Knowledge, none of the Leases are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

(b)To Sellers’ Knowledge as of the Execution Date, all Suspense Funds held by Seller as of the date set forth in Schedule 4.13(b), are set forth in Schedule 4.13(b).

Section 4.14Hedge Contracts

(a).  Neither Sellers nor any of their Affiliates has entered into any swap, forward, future or derivatives transaction or option or other similar hedge Contract

(each a “Hedge Contract”) pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed to as of or after the Effective Time.

Section 4.15Insurance

(a).  Sellers maintain with respect to the Asset the insurance coverage described on Schedule 4.15.

Section 4.16Equipment and Personal Property

(a).  Except as disclosed on Schedule 4.16, Seller and, to Sellers’ Knowledge, all Third Party operators of the Assets have all Rights-of-Way, including those from Governmental Authorities necessary to access, construct, operate, maintain and repair the Wells and Equipment included in the Assets consistent with current practices.

Section 4.17Permits

.  To Sellers’ Knowledge, (a) all necessary Permits with respect to the ownership or operation of all Wells that have been drilled, completed and equipped (or permanently plugged and abandoned) and operated by any Seller within the five-year period prior to the Execution Date have been obtained and maintained and (b) there exists no material uncured violation of the terms and provisions of any such Permits. Neither Seller nor its Affiliates has received any written notice of from a Governmental Authority claiming the lack of a Permit or default under any Permit with respect to any Asset operated by a Seller or its Affiliate.

Section 4.18Environmental Matters

.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)to Sellers’ Knowledge, Sellers’ ownership and operation of the Assets have complied during the prior twelve (12) months and are in compliance with, all applicable Environmental Laws;

(ii)Sellers have not received any written notice, report or other information from any Governmental Authority alleging the violation of Environmental law or any Environmental Liability with respect to the Assets, and to Sellers’ Knowledge, no such notice, report or other information is pending;

The representations and warranties set forth in this Section 4.18 constitute the sole and exclusive representations and warranties of Sellers with respect to Environmental Laws and any environmental matters in connection with the Assets.

Section 4.19Credit Support

.  Schedule 4.19 is a complete and accurate list of all Credit Support provided by or on behalf of Sellers in support of the obligations Sellers have to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets.

Article 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the Execution Date and the Closing Date the following:

Section 5.1Existence and Qualification

. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation (as set forth in the introductory paragraph) and is duly qualified and in good standing to carry on its business in states where the Assets are located and those other states where it is required to be so qualified.

Section 5.2Power

. Purchaser has the limited liability company power to enter into and perform its obligations under this Agreement, the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3Authorization and Enforceability

. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4No Conflicts

. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, shall not (a) violate any provision of any Governing Documents of Purchaser or any agreement or instrument to which it is a party or by which it is bound, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser, except any matters described in clauses (c), (d), or (e) above which would not result in a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5Consents, Approvals or Waivers

. Without limitation of, and except for Purchaser’s conditions to Closing in Section 8.2 and any Customary Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party.

Section 5.6Litigation

. There are no actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby.

Section 5.7Bankruptcy

. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).

Section 5.8Financing

.  Purchaser has sufficient cash on hand and debt and equity commitments with which to pay the Closing Payment at Closing; and Purchaser has, or will have, sufficient cash to pay on a timely basis all costs required to be paid by Purchaser under this Agreement.  Purchaser’s ability to consummate the transactions contemplated hereby is not contingent upon its ability to secure any financing or to complete any public or private placement of securities prior to or upon Closing.

Section 5.9Investment Intent

. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.

Section 5.10Qualification

. Purchaser is, or as of the Closing will be, qualified under all applicable Laws to own the Assets and operate the Assets (if any) operated by Sellers immediately prior to Closing and Purchaser has, or as of the Closing will have, posted and provided all Credit Support, and provided such evidence of Credit Support, as may be required under Section 7.11 for Purchaser’s ownership of the Assets and operation of the Assets operated by Sellers immediately prior to Closing.

Section 5.11Independent Evaluation

. Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction under the terms of this Agreement.  Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

Article 6

disclaimers and Acknowledgements

Section 6.1General Disclaimers

. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 AND THE CERTIFICATES OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO Section 9.2(f), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) NO MEMBER OF THE SELLER GROUP MAKES, EACH SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (a) ANY MEMBER OF THE SELLER GROUP, (b) ANY TITLE TO ANY OF THE ASSETS OR THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECTS OR OTHER ENCUMBRANCES OR BURDENS ON THE ASSETS, (c) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (d) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (e) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (f) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (g) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (h) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (i) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (j) ANY BULK SALES LAWS OR SIMILAR LAWS, (k) THE TRANSFERABILITY OR ASSIGNABILITY OF OPERATORSHIP OF ANY OF THE ASSETS OR THE ABILITY OF PURCHASER TO BE DESIGNATED OR QUALIFIED AS OPERATOR OF ANY ASSETS AND/OR (l) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) EACH SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH IN ARTICLE 4 AND THE CERTIFICATES OF SELLERS TO BE DELIVERED AT THE CLOSING

PURSUANT TO Section 9.2(f), THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. EXCEPT FOR AND WITHOUT LIMITING PURCHASER RIGHTS WITH RESPECT TO ACTUAL FRAUD, purchaser SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLERS OR any member of the SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE express REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND THE CERTIFICATES OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO Section 9.2(f) AND IN THE tRANSACTION DOCUMENTS and PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIMS, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR AND WITHOUT LIMITING PURCHASER RIGHTS WITH RESPECT TO ACTUAL FRAUD AND EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLERS UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS AND TO THE EXTENT PROVIDED HEREIN OR THEREIN.

Section 6.2Environmental Disclaimers

. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Materials, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Materials; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials; (e) NORM containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Materials from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, EXCEPT AS SET FORTH IN ARTICLE 4, NO SELLER MAKES, EACH SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY Environmental Liabilities, Release of Hazardous Materials or any other environmental conditioN, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING PURCHASER SHALL HAVE SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER

MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.

Section 6.3Calculations, Reporting and Payments

. PURCHASER ACKNOWLEDGES AND AGREES THAT, WITHOUT LIMITATION OF THE OTHER TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, CLAIMS OR PROCEEDINGS AGAINST SELLERS OR TO WHICH ANY SELLER IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING UNDER THIS AGREEMENT AFTER THE EFFECTIVE TIME RELATING TO THE ASSETS AND THE ASSUMED OBLIGATIONS AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. WITHOUT LIMITATION OF THE OTHER TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NOTWITHSTANDING THAT SELLERS HAVE RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY DAMAGES, LOSSES OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING, THE EXCLUDED LIABILITIES AND OTHER LIABILITIES OF SELLERS HEREUNDER SHALL NOT INCLUDE, AND PURCHASER HEREBY EXPRESSLY RELEASES THE MEMBERS OF THE SELLER GROUP FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME.  WITHOUT LIMITATION OF SELLERS EXPRESS REPRESENTATIONS AND WARRANTIES OR PURCHASER’S RIGHTS UNDER OTHER PROVISIONS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLERS’ METHODOLOGIES FOR (A) THE CALCULATION AND REPORTING OF PRODUCTION AND ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME, OR (B) THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, it being understood that PURCHASer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

Section 6.4Changes in Prices; Well Events

. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE time; (B) WITHOUT LIMITATION OF THE OTHER TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, PRODUCTION DECLINES OR ANY ADVERSE

CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANy WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 6.5Limited Duties

. WITHOUT LIMITATION OF PURCHASER’S RIGHTS WITH RESPECT TO ACTUAL FRAUD, ANY AND ALL DUTIES AND OBLIGATIONS WHICH ANY PARTY MAY HAVE TO ANOTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES ANY PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 6.6Operatorship of the Assets

(a). Sellers do not make any representation or warranty to Purchaser as to transferability or assignability of operatorship of the Assets or the ability of Purchaser or any other Person to be designated or qualified as the operator of the Assets.

Section 6.7Conspicuousness

.  SELLERs and Purchaser agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Article 6 and the rest of this Agreement are “conspicuous” disclaimers for the purpose of any applicable law.

Article 7

COVENANTS OF THE PARTIES

Section 7.1Access

.

(a)Upon execution of this Agreement until the Closing Date, Sellers shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access (including via electronic data rooms) to the Records in Sellers’ possession and any Assets operated by any Seller (if any), in each case during Sellers’ normal business hours, for the purpose of conducting a confirmatory review of the Assets, in each case to the extent that Sellers may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Sellers, any of their Affiliates, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party. Such physical access shall be granted to Purchaser (A) in the offices of Seller located in Fort Worth, Texas and (B) on the premises of the Oil and Gas Properties (if any) that are operated by such Seller.  To the extent that any Third Parties operate the Assets, Sellers’ obligations to provide Purchaser with access to such Assets shall be limited to requesting that the applicable Third Party operator provide Purchaser’s Representatives with access to such Assets.  All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, risk, and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Sellers or their designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 7.1(a). Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of Sellers or co-owners thereof and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”) or a similar visual assessment that does not include sampling or testing of any environmental media. Purchaser shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11) (“Phase II”), operate any equipment or conduct any other invasive or intrusive testing, or sampling on, or relating to the Assets without the prior written consent of Sellers’ Representative, such consent to be granted, conditioned, or withheld at the sole discretion of Sellers.  Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Sellers; provided that, upon request, Sellers’ Representative shall provide Purchaser with assistance (at no cost or liability to Sellers) as reasonably requested by Purchaser that may be necessary to secure such permits. If the Closing does not occur, upon termination of this Agreement, Purchaser (1) shall promptly return to Sellers’ Representative or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (2) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.

(b)Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out of, or relating to Purchaser or Purchaser’s Representatives’ access to the Records, any offices of Sellers, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, even if such claims, damages, liabilities, OBLIGATIONS, losses, costs, and expenses are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability, or other legal fault of any member of the seller group (but excluding gross negligence or willful misconduct on the part of any member of Seller group and excluding any damages to the extent resulting from THE MERE DISCOVERY OF A PRE-EXISTING CONDITION BY PURCHASER OR PURCHASER’S REPRESENTATIVE OTHER THAN TO THE EXTENT SUCH DISCOVERY DOES NOT ,IN AND OF ITSELF, EXACERBATE OR ADVERSELY CONTRIBUTE TO ANY SUCH PRE-EXISTING CONDITION.

(c)Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to any member of the Seller Group, (i) repair all damage done to the Assets as a result of Purchaser’s or Purchaser’s Representatives’ due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Purchaser’s or Purchaser’s Representative’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets by or on behalf of Purchaser in connection with Purchaser’s or Purchaser’s Representatives’ due diligence.

(d)During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or Sellers’ premises, Purchaser shall maintain policies of insurance of the types and in the amounts customary for such review. Upon request by Sellers’ Representative, Purchaser shall provide evidence of such insurance to Sellers’ Representative prior to entering the Assets or premises of Sellers or their Affiliates.

Section 7.2Operation of Business

.

(a)From the Execution Date until the Closing, except as described on Schedule 4.10 or Schedule 7.2, as ordered by the Bankruptcy Court or limited by restrictions or limitations under the Bankruptcy Code on any Seller, Sellers shall:

(i)conduct the ownership and operation of the Assets in the ordinary course of business in substantially the same manner as conducted by Seller in the six (6) month period prior to the Execution Date;

(ii)not transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws or Contracts, or (C) sales and dispositions of equipment and materials included in the Assets that are surplus, obsolete, or replaced or (D) transfers, sales or dispositions to a Winning Bidder at the Auction or to a Person other than Purchaser in connection with the consummation of a definitive agreement regarding a Highest or Best Proposal;

(iii)not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by any Seller), novate, amend, or extend any Material Contracts constituting an Assumed 365 Contract or Required Contract or any Leases;

(iv)furnish Purchaser with copies of all material drilling, completion and workover authorizations for expenditure that any Seller receives after the Execution Date, in each case promptly after receipt from any Third Parties or upon issuance by any Seller or any Affiliate of any Seller;

(v)except as required by applicable Laws, or express terms of Leases or Contracts or operations proposed by Purchaser or any Affiliate of Purchaser, (A) propose or conduct in any drilling, completion or equipping capital operation with respect to the Assets that would be reasonably expected to result in expenditures (net to Sellers’ Working Interest) in excess of Fifty Thousand Dollars ($50,000.00) or (B) propose, elect to participate in any drilling, completion or equipping capital operation with respect to the Assets that are proposed by a Third Party that would be reasonably expected to result in expenditures (net to Sellers’ Working Interest) in excess of Fifty Thousand Dollars ($50,000.00);

(vi)Maintain insurance coverage on the Assets in the amounts and types described on Schedule 4.15;

(vii)notify Purchaser of any election that any Seller or its Affiliates is required or has the right to make under any joint operating agreement, marketing or purchase contract, area of mutual interest agreement or farmout agreement, specifying the nature and time period associated with such election;

(viii)not settle any suit or litigation or waive any material claims, in each case, attributable to the Assets and affecting the period after the Effective Time;

(ix)not grant or create any right to Consent to the disposition of, or Preferential Rights, or Tag-Along Rights with respect to, any of the Assets;

(x)not authorize, agree or commit to do any of the foregoing in sections (ii), (iii), (iv), or (ix) immediately above.

(b)Purchaser’s approval of any action restricted by Section 7.2(a) shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ Representative’s notice) of Sellers’ Representatives notice to Purchaser requesting such consent unless Purchaser notifies Sellers’ Representative to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.2, in the event of an emergency or risk of loss, damage, or injury to any person, property or the environment, Sellers may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 7.2 shall be delivered to each of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Ameredev Texas, LLC

2901 Via Fortuna

Building 6, Suite 600

Austin, Texas 78746

Attn: Parker Reese

Email: preese@ameredev.com

Fax: (737) 300-4701

(c)Notwithstanding anything herein to the contrary or otherwise expanding any obligations which Sellers may have to Purchaser but without limiting Purchaser’s rights with respect to Actual Fraud by Seller Group, Sellers shall not have any liability, obligation, or responsibility to Purchaser or any other Person for any claims, damages, obligations, liabilities, losses, costs, and expenses, including claims, damages, obligations, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, relating to, attributable to or resulting from any breach of any covenant of any Seller set forth in Section 7.2(a) which requires the affirmative action of a Seller or on a Seller’s behalf, except to the extent any such claims, damages, obligations, liabilities, losses, costs, and expenses, including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, are the direct result of the gross negligence or willful misconduct of any Seller. With respect to Assets for which a Seller is not designated as the operator under applicable Laws or Contracts, Sellers’ obligations under this Section 7.2 with respect to the operation of such Assets shall be limited to voting Sellers’ Working Interests or other voting interests in a manner consistent with the requirements set forth in this Section 7.2.

Section 7.3365 Contracts.

(a)Schedule 7.3 sets forth (i) each 365 Contract, and (ii) Sellers’ good faith estimate of the amount of the all costs or expenses required to be paid under Sections 365(b)(1)(A), 365(b)(1)(B), and 1123(b)(2) of the Bankruptcy Code, as applicable, to cure any defaults in connection with the assumption and assignment of each such 365 Contract (such costs and expenses, the “Cure Costs”).  If no Cure Cost is estimated to be payable with respect to a 365 Contract, the amount of such Cure Cost shall be deemed to be Zero Dollars ($0.00).  In the event that Sellers identify (whether before or after the Rejection Date) any additional 365 Contracts capable of being assumed or rejected that were not previously identified as such, Sellers’ Representative shall promptly deliver an update to Schedule 7.3 (or supplement thereto) to Purchaser identifying such 365 Contracts and Sellers’ good faith estimate of the amount of the Cure Costs with respect thereto.  In addition, Seller may amend or supplement Schedule 7.3 from time to time, and shall provide Purchaser written notice thereof, to update Sellers’ estimated Cure Costs with respect to any such 365 Contract.

(b)Purchaser acknowledges that, prior to the Execution Date, Sellers delivered written notices (the “Initial Contract Notices”) of the potential assignments of the 365 Contracts then known to Sellers to all non-debtor parties to such 365 Contracts, which notice provided notice to each non-debtor party to such 365 Contract of (i) the proposed Cure Cost for such Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost.  To the extent Schedule 7.3 is supplemented from time to time to include additional 365 Contracts in accordance with Section 7.3(a) above, Sellers’ Representative shall, as promptly as is practicable, deliver written notice (each, a “Supplemental Contract Notice” and, together with the Initial Contract Notice, the “Contract Notices”) to the counterparties to such 365 Contracts of the potential assignment of such 365 Contracts and the proposed Cure Costs for such 365 Contracts, in substantially the same form as the Initial Contract Notice. To the extent that any objections are received from such non-debtor parties in response to such Contract Notices, Sellers shall within one (1) Business Day of receipt thereof provide Purchaser with notice of such objection and sellers shall thereafter use commercially reasonable efforts (excluding providing any payment of Cure Costs unless funded by Purchaser) to resolve such disputes with the applicable non-debtor party, and all such resolutions with respect to any Assumed 365 Contract shall be acceptable to Purchaser in its sole discretion.

(c)At any time prior to the Rejection Date, Purchaser shall have the right, which may be exercised in Purchaser’s sole discretion, to provide written notice to Sellers’ Representative to supplement or change Purchaser’s election on Schedule 7.3 in order to (i) designate any 365 Contract as an Assumed 365 Contract or (ii) designate such Assumed 365 Contract as a Rejected 365 Contract.  If a 365 Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such 365 Contract or the Cure Costs with respect thereto that has not been resolved to the mutual satisfaction of Purchaser and Sellers prior to the Rejection Date, then the Rejection Date shall be extended (but only with respect to such 365 Contract) to no later than the earliest of (i) the date on which such dispute has been resolved to the mutual satisfaction of Purchaser and Seller, (ii) the date on which such Contract is deemed rejected by operation of Sections 365(d)(4) or 1123(b)(2) of the Bankruptcy Code, as applicable, or (iii) the date required by the Bankruptcy Court and set forth in the Sale Order.  If Purchaser exercises its rights under this Section 7.3(c) to designate a 365 Contract (including a Contract that was an Assumed 365 Contract immediately before such designation) as a Rejected 365 Contract, there shall be no change in the Unadjusted Purchase Price as a result of such designation or change in designation.

(d)Purchaser shall take any actions as reasonably required to obtain prior to Closing a finding that Purchaser has provided adequate assurance of future performance by Purchaser of the Assumed 365 Contracts, including no later than twenty four hours (24) hours after being declared the Winning Bidder furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(e)Subject to the terms of this Section 7.3, any 365 Contracts that are not designated as Assumed 365 Contracts on Schedule 7.3 (as modified and supplemented hereunder) shall be deemed to constitute Rejected 365 Contracts, be deemed rejected, and shall constitute Excluded Assets for all purposes hereof.

(f)Notwithstanding anything in this Agreement to the contrary, Seller shall not reject any 365 Contract without the prior written consent of Purchaser in its sole discretion; provided, however, that, after the Rejection Date, Sellers may reject Rejected 365 Contracts without the consent of Purchaser so long as such 365 Contracts were identified to Purchaser in writing prior to the Rejection Date.

(g)Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Purchaser be responsible for, or otherwise be obligated to bear or pay, any Cure Costs as to the SCM Subject Contracts in excess of One Million Dollars ($1,000,000) in the aggregate, after giving effect to any amounts of Cure Costs as to the SCM Subject Contracts for which Sellers agree to reimburse Purchaser or otherwise bear or pay or (ii) Purchaser be obligated to enter into any agreement, amendment, settlement or any other arrangement with respect to the SCM Subject Contracts.

Section 7.4Consent, Preferential Right and Tag-Along Right Notices

. Unless the Bankruptcy Court has entered an order approving the sale and assignment of an Asset subject to a Consent or Required Consent, Preferential Right or Tag-Along Right without obtaining such

Consent, Required Consent or without complying with such Preferential Right or Tag-Along Right, promptly after the Execution Date, Sellers’ Representative shall use commercially reasonable efforts to prepare and send, or cause to be prepared and sent, (a) notices to the holders of each of the Required Consents and other Consents (other than Customary Consents) that are set forth on Schedule 4.9 requesting consents and approvals to the transactions of Sellers contemplated by this Agreement and (b) notices to the holders of any applicable Preferential Rights and Tag-Along Rights that are set forth on Schedule 4.9 in compliance with the terms of such rights and requesting waivers of such rights. In attempting to identify the names and addresses of such Persons holding such Consents, Preferential Rights or Tag-Along Rights, Sellers shall not in any event be obligated to go beyond Sellers’ own Records. Sellers and Purchaser shall cooperate and use commercially reasonable efforts to cause such Consents, to be obtained and delivered prior to Closing and all such Preferential Rights and Tag-Along Rights to be waived, provided that Sellers shall not be required to make payments or undertake obligations to obtain any such Consents. Sellers shall not be liable or obligated to Purchaser for any Damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing. If prior to Closing, Purchaser or Sellers discover any Consents, Required Consents, Preferential Rights or Tag-Along Rights that are not set forth on Schedule 4.9 and are not subject to an order by the Bankruptcy Court excusing or waiving compliance with such Consents, Required Consents, Preferential Rights or Tag-Along Rights in connection with the transaction contemplated hereby, then such Party shall, promptly after discovery, provide written notice to the other Party of such Consents, Required Consents, Preferential Rights or Tag-Along Rights, whereupon the Seller shall promptly thereafter send the notices and requests as to such Consents, Required Consents, Preferential Rights or Tag-Along Rights required under and in accordance with this Section 7.4, Section 7.5, and Section 7.6, as applicable.

Section 7.5Consents to Assignment

.  Solely with respect to Required Consents for which the Bankruptcy Court has not entered an order approving the sale and assignment of an Asset subject to such Required Consent without obtaining such Required Consent:

(a)In cases in which the Asset subject to an unobtained Required Consent is an Asset other than an Oil and Gas Property, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unobtained Required Consent, the Parties shall continue after Closing and up to the Cut-Off Date to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by the applicable Seller for the benefit of Purchaser until the Cut-Off Date, Purchaser shall be entitled to all rights thereto and assume all of the Assumed Obligations associated therewith with respect thereto, and Purchaser shall be responsible for the performance of any Assumed Obligations and Damages under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Required Consent is obtained.

(b)In cases in which the Asset subject to a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing, then Purchaser may elect to exclude the Oil and Gas Property subject to such Required Consent (along with any other Associated Exclusion Assets related to such Oil and Gas Property), in which event, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Oil and Gas

Property and Associated Exclusion Assets, (ii) such excluded Oil and Gas Property and Associated Exclusion Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(a), and (iii) such excluded Oil and Gas Property and Associated Exclusion Assets shall constitute Excluded Assets for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.4(a) is subsequently obtained prior to the Cut-Off Date, (A) Sellers shall, promptly after such Required Consent requirement is satisfied, convey the applicable Oil and Gas Property and Associated Exclusion Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Property and Associated Exclusion Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property and Associated Exclusion Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties and Associated Exclusion Assets under Section 2.4) to Sellers’ Representative, and (D) such Oil and Gas Property and Associated Exclusion Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(a), or (3) Excluded Assets for any purposes hereunder.

Section 7.6Preferential Rights

.  Solely with respect to Preferential Rights for which the Bankruptcy Court has not entered an order approving the sale and assignment of an Asset subject to such Preferential Right without complying with such Preferential Right:

(a)Any Preferential Rights must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 on the terms set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b)If any Preferential Right as to any Assets is validly exercised prior to Closing, then (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (ii) such Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(a), and (iii) such Assets shall constitute Excluded Assets for all purposes hereunder; provided, however, in the event the holder of any Preferential Right as to any Assets validly exercises such Preferential Right prior to Closing but refuses or fails to consummate the purchase of such Assets on or before the Cut-Off Date, (A) Sellers shall promptly convey the applicable Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Sellers’ Representative, and (D) such Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(a), or (3) Excluded Assets for any purposes hereunder.

(c)Should a Third Party fail to validly exercise or waive its Preferential Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver of such Preferential Right has not yet expired, then (i) the Unadjusted Purchase Price shall not be reduced by the Allocated Value of such Assets, (ii) such Assets shall be included in the Assets and conveyed by Sellers to Purchaser at Closing, (iii) from and after Closing, Purchaser shall be entitled to all amounts payable by such holder in connection with such Preferential Right, and (iv) from and after Closing, Purchaser shall comply with, be responsible for and perform all obligations arising with or attributable to such Preferential Right.

(d)Purchaser acknowledges that Sellers desire to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided as set forth and subject to the terms of this Agreement and other Transaction Documents. Accordingly, it is expressly understood and agreed that Sellers do not desire to sell to any Person other than Purchaser any Assets subject to any Preferential Right unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement and the terms of the applicable Preferential Right to purchase.  In furtherance of the foregoing, Sellers’ obligation hereunder to sell its Assets subject to any Preferential Right to any Person other than Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Excluded Assets) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of such Assets which is not otherwise burdened thereby.

Section 7.7Casualty and Condemnation

. If, after the Execution Date but prior to or on the Closing Date, any portion of the Oil and Gas Properties are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Purchaser and Sellers shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Section 8.1 and Section 8.2, nevertheless be required to proceed with Closing.  In the event of a Casualty Loss, Purchaser shall nevertheless be required to proceed with Closing and Seller, at the Closing, shall pay to Purchaser all sums paid to Seller by non-Affiliate third Persons by reason of such Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against non-Affiliate third Persons (excluding any Damages, other than insurance claims, of or against any member of the Seller Group) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests and claims against third Persons who are not Affiliates of Seller for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against such third Persons with respect to any such Casualty Loss.

Section 7.8Closing Efforts and Further Assurances

.

(a)Subject to the terms and conditions of this Agreement, Sellers and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using commercially reasonable efforts to (i) cause the conditions precedent of Purchaser (in the case of Sellers) and of Sellers (in the case of Purchaser) set forth in Article 8 to be satisfied, (ii) obtain all necessary Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities and take all steps as may be necessary to avoid, or to have terminated, if begun, any action, suit or proceeding by any Governmental Authority by the Target Closing Date, (iii) defend any investigations, actions, suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby, (iv)  to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction Documents, support and take all steps reasonably necessary and desirable to address any such impediment and (v) consult and negotiate in good faith with material stakeholders, and their advisors regarding the execution of definitive documents and the implementation of the transaction contemplated hereby; provided, however, in no event shall Purchaser be obligated to incur any out-of-pocket cost or expense in connection with its obligations set forth in the foregoing subparts (iii) or (iv) or to remove any investigations, actions, suits or proceedings, whether judicial or administrative, that may or could result in the failure of the conditions set forth in Section 8.1(c).

(b)Subject to the terms and conditions of this Agreement, Purchaser and Sellers shall execute and deliver, or cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Purchaser, and to otherwise accomplish the transactions contemplated by this Agreement.

Section 7.9Notifications

. Purchaser shall notify Sellers’ Representative in writing promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. Sellers’ Representative shall notify Purchaser in writing promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 7.9 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.

Section 7.10Liability for Brokers’ Fees

. Each Party hereby agrees to indemnify, defend and hold harmless each other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 7.11Credit Support

. The Parties agree and acknowledge that except as expressly provided in this Section 7.11, none of the Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets shall be included in or constitute any Assets or be transferred to the Purchaser at Closing. At or prior to the Closing, Purchaser shall post and provide any and all Credit Support necessary for Purchaser to own and, if applicable, operate the

Assets.  Purchaser shall use commercially reasonable efforts (without any obligation to spend money or undertake obligations beyond required in the preceding sentence of this Section 7.11) to obtain the release, return, and replacement of all Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets, to the extent such Credit Support is described on or referenced in Schedule 4.19, with each such release and replacement in the form and substance satisfactory to Sellers.

Section 7.12Non-Solicit

. For the period commencing on the Closing Date and ending on the date that is six (6) months after (a) the Closing Date in the event Closing occurs or (b) the Termination Date in the event this Agreement is terminated in accordance with Article 11, Purchaser shall not, and shall cause its Affiliates to not, without the prior written consent of Seller, in any way directly or indirectly solicit induce, hire, retain or attempt to hire or retain for employment any employee of Seller or any Affiliate of Seller with whom Purchaser has had contact or who became known to Purchaser in connection with its review of any information provided to Purchaser by Seller or its Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not prevent Purchaser from employing any such person who contacts Purchaser on his or her own initiative without any direct or indirect solicitation by or encouragement from Purchaser or who responds to any public advertising for employment without any other direct or indirect solicitation.

Section 7.13Expenses; Filings, Certain Governmental Approvals and Removal of Names

.

(a)Except as otherwise expressly provided in this Agreement, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

(b)Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities and will promptly provide recorded copies to Sellers’ Representative, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, and (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser that, in each case, shall not have been obtained prior to the Closing.

(c)Upon the occurrence of Closing, as promptly as practicable, but in any case within forty-five (45) days after the Closing Date, Purchaser shall eliminate the names “Lilis,” “Lilis Energy” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

Section 7.14Records

.

(a)On the Closing Date and for a period of thirty (30) days thereafter, Sellers’ Representative shall make available the Records that are in the possession of Sellers for pickup or copying, as applicable, during normal business hours, and, if requested by Purchaser, via electronic means, subject to this Section 7.14.

(b)Sellers may retain, at Sellers’ sole cost and expense, copies of any and all Records. Sellers may retain the originals of those Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are necessary for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 10.

(c)Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Purchaser shall dispose of any such Records, Purchaser shall give Sellers’ Representative at least thirty (30) days’ Notice to such effect, and Sellers shall be given an opportunity, at Sellers’ cost and expense, to remove and retain all or any part of such Records as Sellers’ Representative may select. From and after Closing, Purchaser shall provide to Sellers, at no cost or expense to Sellers, full access to such books and records as remain in Purchaser’s possession during Purchaser’s normal business hours and without unreasonable interference in Purchaser’s business, and employees of Purchaser in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, any Excluded Liabilities or any claims or disputes relating to this Agreement or with any Third Parties.

Section 7.15Successor Operator

.  Purchaser acknowledges and agrees that Sellers cannot and do not covenant or warrant that Purchaser (or, if applicable, Purchaser’s operating Affiliate) shall become successor operator of any Assets operated by any Seller or its Affiliates because such Assets may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to Assets any Seller or its Affiliate operates, Sellers shall use commercially reasonable efforts to have Purchaser (or, if applicable, Purchaser’s operating Affiliate) designated or appointed (to the extent legally possible under applicable Law and permitted under any applicable operating agreement) successor operator of such Assets effective as of Closing, provided that in no event shall any Seller or any Affiliate of a Seller be obligated to provide any consideration in connection therewith.

Section 7.16Sale Order and Auction

.

(a)Notwithstanding anything herein to the contrary, Purchaser and Seller acknowledge that this Agreement and the sale of the Assets and assumption and assignment of the Assumed Contracts and Assumed Obligations are subject to Bankruptcy Court approval.  Seller shall take commercially reasonable efforts to (i) obtain entry of the Sale Order by the Bankruptcy Court and (ii) consummate the transactions contemplated hereby, in each case, in accordance with this Agreement and the Sale Order.

(b)Purchaser and each Seller acknowledge that (i) to obtain approval of this Agreement and the Sale Order by the Bankruptcy Court and to satisfy such Seller’s fiduciary duties to all applicable stakeholders and creditors in accordance with applicable Law, such Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court and, if necessary, conducting the Auction, (ii) Purchaser must provide adequate assurance of future performance as may be required under Section 365 of the Bankruptcy Code with respect to the Assumed Contracts, and (iii) to the extent such adequate assurance of future performance is not provided with respect to an Assumed Contract, then such Assumed Contract will be excluded from the Assets and included in the Excluded Assets.

(c)The bidding procedures to be employed with respect to this Agreement and the Auction shall be those attached as Exhibit 1 to the Bidding Procedures Order. Purchaser agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from Third Parties for the Assets (and negotiating the terms of such proposals or offers) in connection with any alternative transaction pursuant to the terms of the Bidding Procedures.  Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Assets and perform any and all other acts related thereto that are required under the Bankruptcy Code or other applicable Law or otherwise to fulfill Sellers’ fiduciary duties as a Chapter 11 debtor, including supplying information relating to the business and the assets of Sellers to prospective buyers;

(d)Nothing in this Agreement, including this Section 7.16, shall require any director or officer of any Seller to violate their fiduciary duties to any Seller, as applicable. No action or inaction on the part of any director or officer of any Seller that such director or officer reasonably believes is required by their fiduciary duties to such Seller shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall be deemed to prevent Purchaser from exercising any termination rights it may have hereunder as a result of such action or inaction.

(e)If an Auction is conducted and Sellers do not choose Purchaser as the Winning Bidder, but instead choose Purchaser as the Backup Bidder, (i) Purchaser will serve as the Backup Bidder. If Purchaser is chosen as the Backup Bidder, Purchaser will be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as may be amended with Purchaser’s written consent prior to or at the Auction) open and irrevocable until the Closing of the sale of the Assets to the Winning Bidder. If the agreement with the Winning Bidder is terminated prior to Closing, Purchaser will be deemed to be the Winning Bidder and will forthwith consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement, and (ii) all pre-Closing deadlines applicable to Purchaser hereunder as well as the Target Closing Date shall be extended day for day to allow Purchaser substantially the same amount of time to deliver and required items and/or consummate the transactions contemplated by this Agreement as would have applied if Purchaser was chosen as the Winning Bidder at the Auction; provided that in such situation the Target Closing Date shall not be later than December 9, 2020.

Article 8

CONDITIONS TO CLOSING

Section 8.1Conditions of Sellers to Closing

. The obligations of Sellers to consummate the transactions contemplated by this Agreement (except for the obligations of Sellers to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Sellers to consummate the Closing, are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.1, unless waived in writing by Sellers’ Representative:

(a)Representations. Each representation and warranty of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and that in the aggregate would not have a material adverse effect upon the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder);

(b)Performance. Purchaser shall have performed and observed, in all material respects, all obligations, covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force;

(d)Closing Deliverables. Purchaser shall (i) have delivered to Sellers’ Representative the officer’s certificate described in Section 9.3(f) and (ii) be ready, willing and able to deliver to Sellers’ Representative at the Closing the other documents and items required to be delivered by Purchaser under Section 9.3.

(e)Sale Order.  The Sale Order shall have been entered by the Bankruptcy Court.

Section 8.2Conditions of Purchaser to Closing

. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.2, unless waived in writing by Purchaser:

(a)Representations. Each representation and warranty of each Seller set forth in Article 4 shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent the failures of any such representations or warranties to be true and correct do not, individually or in the aggregate, result in a Material Adverse Effect;

(b)Performance. All Sellers shall have performed and observed, in all material respects, each obligation, covenant and agreement to be performed or observed by any Sellers under this Agreement prior to or on the Closing Date;

(c)No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force; and

(d)Closing Deliverables. Sellers’ Representative shall (i) have delivered to Purchaser the officer’s certificate described in Section 9.2(f) and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Sellers’ Representative under Section 9.2.

(e)Sale Order.  The Sale Order shall have been entered by the Bankruptcy Court.

(f)Varde Agreements.  Sellers and the applicable “Varde Parties” identified in Exhibit 1 (the “Settlement Agreement”) to the Order (I) Approving the Terms of, and Authorizing the Debtors to Enter Into and Perform Under, the Settlement Agreement and (II) Granting Related Relief entered by the Bankruptcy Court on October 22, 2020 [Docket No. 529] shall have entered into agreements consistent in all material respects with the Settlement Agreement.

(g)Certain Requirements.

(i)The Bankruptcy Court shall have entered a Final Order (which order may be the Sale Order) finding that the Assets may be sold Free and Clear of any duties, liabilities, obligations or other Damages, in each case, whether existing presently or which could result in the future, with respect to (1) all Tag-Along Rights binding on the Assets and (2) the Unenforceable Restrictions on Sale; and

(ii)As to each of the SCM Subject Contracts individually:

(A)(1) the Bankruptcy Court shall have entered a Final Order (which order may be the Sale Order) finding that such SCM Subject Contract may be assumed by the applicable Seller and assigned to Purchaser (any such assignment must be without modification to such SCM Subject Contract), (2) the aggregate Cure Costs for all SCM Subject Contracts that satisfy the condition in the immediately foregoing subpart (1) shall have been finally determined and (3) the aggregate amount Cure Costs to be borne or paid by Purchaser for all SCM Subject Contracts to be assigned to Purchaser at Closing (after giving effect to the portion of such Cure Costs that Sellers have either paid or agreed to pay and be responsible for with respect to such SCM Subject Contracts pursuant a separate written agreement outside of this Agreement, such Cure Costs which Sellers have paid or agreed to pay and be responsible for, the “Seller Retained SCM Cure Costs”)) shall not exceed One Million Dollars ($1,000,000.00); or

(B)the Bankruptcy Court shall have entered a Final Order (which order may be the Sale Order) finding that the Assets shall be sold Free and Clear of any duties, liabilities, obligations or other Damages, in each case, whether existing presently or which could result in the future, with respect to such SCM Subject Contract; or

(C)such SCM Subject Contract has been finally determined by the Bankruptcy Court to be terminated (or SCM has consented in writing to such termination).

Article 9

CLOSING

Section 9.1Time and Place of Closing

.

(a)The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers’ Representative, take place at the offices of Vinson & Elkins LLP located at 1001 Fannin, Suite 2500, Houston, Texas 77002-6760 at 10:00 a.m. Central Time, on December 1, 2020 (the “Target Closing Date”), or if all conditions in this Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, no later than two (2) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 11. The date on which the Closing occurs is referred to herein as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 9.2Obligations of Sellers at Closing

. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Sellers’ Representative shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)The Preliminary Settlement Statement, duly executed by each Seller;

(b)Conveyances of the Assets in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Conveyances”), duly executed by each Seller, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;

(c)Assignments in the forms required by any Governmental Authorities for the assignment of any Oil and Gas Properties, in forms reasonably acceptable to Purchaser, duly executed by each Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(d)Executed certificates of non-foreign status for each Seller (or, if Seller is disregarded as separate from its regarded owner for U.S. federal income Tax purposes, such owner) that meet the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2) in the form attached hereto as Exhibit C;

(e)Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by the appropriate Seller in the form attached hereto as Exhibit D;

(f)A certificate from each Seller substantially in the form of Exhibit E-1, duly executed by an authorized officer of such Seller, certifying on behalf of such Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(g)A copy of the Sale Order entered with the Bankruptcy Court;

(h)Recordable releases, duly executed by all applicable Sellers(in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located) in form reasonably acceptable to Purchaser of any mortgages or security interests binding on the Assets, in each case, securing indebtedness for borrowed money of any Seller or any of their respective Affiliates;

(i)Resignation of operator, duly executed by the appropriate Seller in the form attached hereto as Exhibit F; and

(j)All other documents and instruments reasonably requested by Purchaser from Sellers’ Representative that are necessary to transfer the Assets to Purchaser.

Section 9.3Obligations of Purchaser at Closing

. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Sellers’ Representative, among other things, the following:

(a)The Preliminary Settlement Statement, duly executed by Purchaser;

(b)A wire transfer of the Closing Payment in same-day funds to Sellers’ Representative and the accounts designated in the Preliminary Settlement Statement described in Section 2.6(a);

(c)Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(d)Assignments, in forms reasonably acceptable to Purchaser, duly executed by Purchaser, in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(e)Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Purchaser in the form attached hereto as Exhibit D;

(f)A certificate from Purchaser substantially in the form of Exhibit E-2, duly executed by an authorized officer of Purchaser, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(g)Evidence of release or replacement of all Credit Support required pursuant to Section 7.11, evidence of the provision all adequate assurance of future performance by Purchaser of the Assumed 365 Contracts and evidence of the filing by or on behalf of Purchaser of any reports or filing, and the issuance to Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets; and

(h)All other documents and instruments reasonably requested by Sellers’ Representative from Purchaser that are necessary to transfer the Assets to Purchaser.

Article 10

TAX MATTERS

Section 10.1Asset Taxes

.

(a)Sellers shall be allocated all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b)For purposes of determining the allocations described in Section 10.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(c)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

(d)Notwithstanding anything in this Agreement to the contrary, if Purchaser becomes entitled, pursuant to Section 2.7(a)(iii), to any amounts earned from the sale of Hydrocarbons, which amounts are received after the Cut-Off Date, Purchaser shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

Section 10.2Transfer Taxes and Recording Fees

. Except to the extent not eliminated through the application of Section 1146(a) of the Bankruptcy Code, Purchaser shall bear and pay (a) any sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Purchaser.  Sellers and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law (including through application of Section 1146(a) of the Bankruptcy Code), the amount of any such Transfer Taxes and filing and recording fees and expenses.

Section 10.3Cooperation

. Purchaser shall cooperate fully, as and to the extent reasonably requested by Sellers, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Sellers shall cooperate fully, as and to the extent reasonably requested by Purchaser, to terminate any Tax Partnership with respect to the Assets prior to the Closing, if such termination is permitted by applicable law.  Such cooperation shall include the retention and (upon Sellers’ request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Purchaser agrees to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Article 11

TERMINATION

Section 11.1Termination

. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 11.1, the “Termination Date”):

(a)by the mutual prior written consent of Sellers’ Representative and Purchaser; or

(b)by Sellers’ Representative or Purchaser upon written notice to the other Party, if:

(i)Closing has not occurred on or before the Outside Date;

(ii)Sellers enter into a definitive agreement regarding a Highest or Best Proposal with a Person other than Purchaser and Purchaser is not the Backup Bidder at the Auction;

(iii)Sellers consummate the transactions under a Highest or Best Proposal with a Person other than Purchaser;

(iv)the Bankruptcy Court enters an order dismissing, or converting to a case under chapter 7 of the Bankruptcy Code, the Chapter 11 Case, where such order was not requested, encouraged or supported by Sellers and Purchaser;

(v)there shall be a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereunder; or

(c)by Sellers’ Representative if:

(i)at any time, (A) Purchaser is in material breach or failure of this Agreement such that any of the conditions set forth in Section 8.1 are not capable of being satisfied by the Outside Date as a result of such breach or failure and (B) such breach or failure is not capable of being cured prior to the Outside Date;

(ii)on or after the Outside Date, (A) Purchaser is in material breach or failure of this Agreement such that any of the conditions set forth in Section 8.1 are not capable of being satisfied by the Outside Date as a result of such breach or failure and (B) such breach or failure is not cured prior to the Outside Date; or

(d)by Purchaser if:

(i)at any time, (A) a Seller is in material breach or failure of this Agreement such that any of the conditions set forth in Section 8.2 are not capable of being satisfied by the Outside Date as a result of such breach or failure and (B) such breach or failure is not capable of being cured prior to the Outside Date;

(ii)on or after the Outside Date, (A) a Seller is in material breach or failure of this Agreement such that any of the conditions set forth in Section 8.2 are not capable of being satisfied by the Outside Date as a result of such breach or failure and (B) such breach or failure is not cured prior to the Outside Date;

(iii)Purchaser is not the Winning Bidder or the Backup Bidder for the Assets at the Auction;

(iv)there is a termination of the DIP Financing Order;

(v)Sellers withdraw the Sale Order for the Assets at any time after the filing thereof (it being agreed and understood that the filing of a revised or amended form of Sale Order shall not constitute a withdrawal of the Sale Order);

(vi)either (A) the Bankruptcy Court has not entered the Sale Order by 5:00 p.m. local time in Houston, Texas on November 13, 2020 (provided, however, that notwithstanding that the definition of the term “Sale Order” requires such order to be a Final Order, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(d)(vi)(A), solely because a Sale Order entered by the Bankruptcy Court has not become a Final Order) or (B) the Sale Order has not become a Final Order on or before 5:00 p.m. local time in Houston, Texas on November 27, 2020;

(vii)Sellers announce a standalone plan of reorganization or liquidation, in each case, with respect to the Assets other than as set forth herein;

(viii)The conditions to Closing set forth in Section 8.2(f) and Section 8.2(g)(i) are not satisfied (or waived in writing by Purchaser) by 5:00 p.m. local time in Houston, Texas on November 27, 2020

(ix)The conditions to Closing set forth in Section 8.2(g)(ii) are not satisfied (or waived in writing by Purchaser) by 5:00 p.m. local time in Houston, Texas on December 1, 2020 (provided, however, if by 5:00 p.m. local time in Houston, Texas on December 1, 2020, one of the conditions set forth in subpart (1) of Section 8.2(g)(ii)(A), Section 8.2(g)(ii)(B) or Section 8.2(g)(ii)(C) has occurred as to each of the SCM Subject Contracts but the conditions set forth in subparts (2) and (3) of Section 8.2(g)(ii)(A) are not satisfied by 5:00 p.m. local time in Houston, Texas by December 1, 2020, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(d)(ix) unless the conditions set forth in subparts (2) and (3) of Section 8.2(g)(ii)(A) are not satisfied prior to the Outside Date);

(x)Purchaser is chosen as the Back-Up Bidder and Closing has not occurred by 5:00 p.m. local time in Houston, Texas on December 18, 2020;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b)(i), Section 11.1(c)(i), Section 11.1(c)(ii), Section 11.1(d)(i), or Section 11.1(d)(ii) if (1) such Party is in material breach of any of such Party’s representations, warranties, or covenants hereunder such that such Party’s breach causes the failure of the other Parties conditions set forth in Section 8.1 or Section 8.2 (as applicable) to not be satisfied, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing, at the time such Party seeks to terminate this Agreement or (2) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 11.2(b) or Section 11.2(c) below.

Section 11.2Effect of Termination

.

(a)If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Section 5.11, Article 6, Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.10, Article 11, Section 13.1 through Section 13.15 and Section 13.18, all of which shall survive and continue in full force and effect indefinitely).  Except as expressly provided in this Section 11.2(a), from and after the Termination Date, each Seller shall be free to immediately enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.  The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

(b)In the event that (i) Purchaser is entitled to terminate this Agreement pursuant to Section 11.1(b)(i),  Section 11.1(d)(i) or Section 11.1(d)(ii); (ii) all conditions precedent to the obligations of Sellers set forth in Section 8.1 have been satisfied or waived (to the extent waivable) in writing by Sellers’ Representative (or would have been satisfied except for the breach or failure of a Seller’s representations, warranties or covenants hereunder) and (iii) the

Closing has not occurred solely as a result of the material breach or material failure of a Seller’s representations, warranties or covenants hereunder, including, if and when required, Sellers’ obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to (A) enforce specific performance of this Agreement against Sellers, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser; provided, however, if Purchaser elects to enforce specific performance of this Agreement against Seller under (A) above but Closing fails to occur, Purchaser may elect to exercise its rights under (B) above and terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser.

(c)In the event that (i) Sellers’ Representative is entitled to terminate this Agreement pursuant to Section 11.1(b)(i), Section 11.1(c)(i) or Section 11.1(c)(ii); (ii) all conditions precedent to the obligations of Purchaser set forth in Section 8.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder); and (iii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Sellers’ Representative shall be entitled as the sole and exclusive remedy of Seller Group against any member of Purchaser Group for failure to consummate the transactions contemplated hereunder at Closing to either (A) enforce specific performance of this Agreement, or (B) terminate this Agreement and retain the entirety of the Deposit for the sole account and use of Sellers as liquidated damages hereunder; provided, however, if Sellers’ Representative, on behalf of Sellers, elects to enforce specific performance of this Agreement against Purchaser under (A) above but Closing fails to occur, Sellers’ Representative may elect, on behalf of Sellers, to exercise the rights under subclause (B) above and terminate this Agreement and retain the entirety of the Deposit for the sole account and use of Sellers.  Sellers and Purchaser acknowledge and agree that (1) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers, and (3) such liquidated damages do not constitute a penalty.

(d)In the event that this Agreement is terminated under Section 11.1 and Seller is not entitled or required to receive the Deposit under Section 11.2(c), Purchaser shall be entitled to receive the entirety of the Deposit for the account of Purchaser.

(e)In the event that Purchaser is entitled to receive the Deposit pursuant to the terms of this Section 11.2, promptly, but in no event later than three (3) Business Days after the Termination Date, the Seller shall disburse to Purchaser the entirety of the Deposit via wire transfer of immediately available funds to an account designated by Purchaser.

(f)Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Parties’ rights under Section 11.2(b)(iii)(A) and Section 11.2(c)(iii)(A), (i) each Party would be irreparably harmed by any breaches by another Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under Section 11.2(b)(iii)(A) and Section 11.2(c)(iii)(A), (iii) such injured Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights under Section 11.2(b)(iii)(A) and Section 11.2(c)(iii)(A), in addition to all other remedies available at law or in equity, including monetary damages, and (iv) none of the Parties, nor any of their representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Parties’ rights under Section 11.2(b)(iii)(A) and Section 11.2(c)(iii)(A).

Article 12

INDEMNIFICATION; LIMITATIONS

Section 12.1Assumption

(a). Without prejudice to the adjustments to the Unadjusted Purchase Price provided in Section 2.4, from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations, liabilities and Damages, known or unknown, arising out of, based on or related to:

(a)the ownership, operation or use of the Assets to the extent arising on or after the Effective Time;

(b)all Property Costs to the extent arising on or after the Effective Time;

(c)all Royalties, including the payment, non-payment or mis-payment thereof, to the extent attributable to periods, and Hydrocarbons produced and marketed with respect to the Assets, at, on or after the Effective Time;

(d)any Suspense Funds from the Oil and Gas Properties to the extent attributable to production of Hydrocarbons for periods after the Effective Time;

(e)any Imbalances, in each case whether arising prior to, on or after the Effective Time, but with respect to Imbalances attributable to periods prior to the Effective Time, only to the extent the Unadjusted Purchase price was adjusted for such Imbalances pursuant to Section 2.4(h)(i) or Section 2.4(h)(ii);

(f)all Environmental Liabilities with respect to the Assets, including obligations to clean-up, restore or Remediate the Assets, ground water, surface water, or soil in accordance with applicable Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, in each case whether arising prior to, on or after the Effective Time;

(g)the Plugging and Abandonment of the Assets or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, in each case whether arising prior to, on or after the Effective Time;

(h)the Leases and Assumed Contracts, in each case to the extent arising at or after the Effective Time;

(i)without limitation of Section 7.3(g), all Cure Costs with respect to the Leases and the Assumed Contracts (other than any Seller Retained SCM Cure Costs with respect to the SCM Subject Contracts which become Assumed Contracts);

(j)obligations and covenants that are attached to, run with or otherwise binding on the Oil and Gas Properties, Rights of Way and/or the Realty Interests after giving effect to the Sale Order and, in each case, to the extent arising at or after the Closing Date; and

(k)all Taxes, including Asset Taxes and Transfer Taxes, that are allocated or are otherwise the responsibility of Purchaser hereunder; excluding, in each case of subparts (a) through (j), any and all Excluded Liabilities, (all of the foregoing obligations and liabilities set forth in this Section 12.1 after giving effect to the exclusion of the Excluded Liabilities, the “Assumed Obligations”).

The assumption by Buyer of the Assumed Obligations shall not, in any way, enlarge the rights of any Third Parties relating thereto.  Notwithstanding any provision in this Agreement to the contrary and (y) Purchaser shall not assume and shall not be obligated to assume or be obligated to pay, perform or otherwise discharge any liability, obligation or Damages with respect to any obligations, liabilities or Damages of Seller or with respect to the Assets which are not expressly included as part of the Assumed Obligations.

Section 12.2Seller Group’s Indemnification Rights

. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a)the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;

(b)any failure or breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in any other Transaction Document; and

(c)any of the Assumed Obligations.

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, EXCLUDING, HOWEVER,

SUCH OBLIGATIONS, LIABILITIES, CLAIMS, CAUSES OF ACTION AND/OR DAMAGES TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.

Section 12.3Survival

.

(a)All (i) representations and warranties of each Seller set forth in this Agreement and the other Transaction Documents shall terminate and expire at Closing (except as expressly set forth in this Section 12.3); (ii) the covenants, obligations and agreements of each Seller set forth in this Agreement and the other Transaction Documents which are expressly stated to be performed on or prior to Closing shall terminate and expire at Closing; and (iii) the covenants, obligations and agreements of each Seller set forth in this Agreement and the other Transaction Documents to be performed after Closing shall survive the Closing and terminate and expire the date such covenant, obligation and/or agreement is fully performed.

(b)The representations, warranties, obligations and covenants of Purchaser set forth in this Agreement and the other Transaction Documents, including the covenants and obligations set forth in Section 12.1 and Section 12.2, shall survive the Closing indefinitely. Subject to Article 11 and Section 13.2, the liability of Purchaser under this Agreement shall be without limit.

(c)Representations, warranties, covenants, obligations and agreements shall be of no further force and effect after the date of their termination and expiration (if any) as set forth in Section 12.3(a) and/or Section 12.3(b).

Section 12.4Exclusive Remedy and Certain Limitations

.

(a)Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, the express terms of this Agreement and any Transaction Document shall contain Purchaser’s (and Purchaser Group’s) sole and exclusive remedy against any member of the Seller Group and Sellers’ (and Seller Group’s) sole and exclusive remedy against any member of the Purchaser Group, in each case with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller or Purchaser, as applicable, contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by any Seller or Purchaser at Closing pursuant to Section 9.2(f) or Section 9.3(f), as applicable, or contained in any other Transaction Document delivered hereunder by or on behalf of Seller or Purchaser, as applicable, for the breach or failure of any Seller or Purchaser, as applicable, to perform any warranties, covenants or agreements of such Party required to be performed hereunder and under any Transaction Document.  Except as set forth in the preceding sentence, effective as of Closing, Purchaser shall be deemed to have waived, released, remised and forever discharged, and shall then cause each member of the Purchaser Group to waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of (i) all avoidance, fraudulent transfer, preference or similar claims, causes of action, rights or proceedings, including all claims under Chapter 5 of the Bankruptcy Code, the Uniform Fraudulent Transfer Act, and the Uniform Fraudulent Conveyance Act enacted by any state, or any other similar state or Federal law, (ii) the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, and/or (iii) any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Seller Group, even if caused in whole or in part by the negligence (whether sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or third parties, BUT, IN ALL CASES, EXCLUDING ANY ACTUAL FRAUD CLAIMS THAT PURCHASER MAY HAVE.

(b)The Parties further agree that damages may not be a sufficient remedy to any breach of the provisions of Section 2.7, Section 7.14 or Section 13.16 of this Agreement and the non-breaching Party may be irreparably and immediately harmed if any of such provisions of this Agreement are not performed by the other Party or its Affiliates (as applicable) strictly in accordance with their respective terms.  In the event of a breach of any of the above listed provisions, the non-breaching Party shall provide written notice and a demand to cease or cure any such breach; provided, that in the event such breach (a) is not susceptible to cure or (b) if susceptible to being cured, has not been cured within five (5) days after delivery of such written notice thereof to the breaching Party, the non-breaching Party shall have the right, in addition to any other rights such Party may have, to seek injunctive relief and to restrain any breach or any anticipated or threatened breach by the other Party or obtain specific enforcement of such terms.  Such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement, but shall be in addition to all of the remedies at Law or in equity available to the non-breaching Party.

(c)Any claim for indemnity under this Article 12 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any member of the Seller Group must be brought and administered by the Seller. No member of the Seller Group other than Seller shall have any rights against Purchaser under the terms of this Agreement except as may be exercised on behalf of such members of the Seller Group by Seller.

(d)Except for the right to termination of this Agreement prior to Closing as expressly provided in Article 11, Purchaser and Sellers hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby.

(e)The Parties shall treat, for U.S. federal and applicable state and local income Tax purposes, any amounts paid or received under this Article 12 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(f)Each of Purchaser and Sellers hereby waive for itself and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

Section 12.5Indemnification Actions

. All claims for indemnification under Article 12 shall be asserted and resolved as follows:

(a)To make a claim for indemnification, defense or reimbursement under this Article 12, an Indemnified Person shall notify the Purchaser of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(b)In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 12.5 shall not relieve the Purchaser of its obligations under this Article 12 except to the extent such failure results in insufficient time being available to permit the Purchaser to effectively defend against the Third Party Claim or otherwise prejudices the Purchaser’s ability to defend against the Third Party Claim.

(c)Subject to Section 12.5(e), in the case of a claim for indemnification based upon any Third Party Claim, the Purchaser shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation hereunder to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests. If the Purchaser fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Purchaser admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Purchaser admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Purchaser is prejudiced or adversely impacted by any such actions.

(d)If Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, then Purchaser shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim at the sole cost and expense of Purchaser and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed.  If requested by the Purchaser, the Indemnified Person agrees at the cost and expense of the Purchaser to cooperate in contesting any Third Party Claim which the Purchaser elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person.  The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Purchaser pursuant to this Section 12.5(d), provided that the Indemnified Person may file initial pleadings as described in the last sentence of Section 12.5(c) if required by court or procedural rules to do so within the thirty (30) day period in Section 12.5(c). A Purchaser shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages borne solely by Purchaser hereunder).

(e)If Purchaser does not admit in writing its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of Purchaser if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of Purchaser as the Purchaser to admit in writing its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, at any time prior to settlement or final determination thereof. If Purchaser has not yet admitted its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, the Indemnified Person shall send written notice to the Purchaser of any proposed settlement and the Purchaser shall have the option for ten (10) days following receipt of such notice to admit in writing its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, and if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement.

(f)In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving Purchaser a reasonably prompt Claim Notice. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. Purchaser shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement, or (iii) dispute the claim for such Damages. If Purchaser does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it admits responsibility for the claim for such Damages, the Purchaser shall be deemed to have disputed its obligation to indemnify, defend and hold harmless the Indemnified Person against such Direct Claim under this Agreement.

Section 12.6Express Negligence/Conspicuous Manner

. WITH RESPECT TO THIS AGREEMENT, ALL PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 12 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER TO BE RESPONSIBLE FOR THE NEGLIGENCE (whether, sole, joint, active, passive, comparative or concurrent), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER group (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

Article 13

MISCELLANEOUS

Section 13.1Notices

. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To Sellers’ Representative:	Lilis Energy, Inc. 1600 West 7th Street Suite 400 Fort Worth, TX 76102 Attn: Christa Garrett Email: cgarrett@lilisenergy.com with a copy (that shall not constitute Notice) to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Attn: Bryan Edward Loocke

Email: bloocke@velaw.com

Vinson & Elkins LLP

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attn: George R. Howard

Email: ghoward@velaw.com

To Purchaser:	Ameredev Texas, LLC 2901 Via Fortuna Building 6, Suite 600 Austin, Texas 78746 Attn: Parker Reese Email: preese@ameredev.com

with a copy (that shall not constitute Notice) to:	Bracewell LLP 711 Louisiana, Suite 2300 Houston, Texas 77002-6760 Attn: Austin T. Lee Email: Austin.Lee@Bracewell.com

Notice shall be effective upon actual receipt (including via email). Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 13.2Governing Law

. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and the documents delivered pursuant hereto and the legal relations among the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 13.3Venue and Waiver of Jury Trial

.

(a)Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5, Section 2.7, or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.6(b)),  any dispute, controversy, matter or claim between or among the Parties with respect to this Agreement or the Transactions or any Transaction Document contemplated by hereby or thereby (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the Bankruptcy Court and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby.  All Disputes between or among the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the Bankruptcy Court; provided, however, if the Chapter 11 Case is closed, then each Dispute will be instituted exclusively in the courts of the State of Texas in and for Harris County or the United States District Court and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby.  All Disputes between or among the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Harris County or the United States District Court and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby.  Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts.  Each

Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the Bankruptcy Court, or, in the event the Chapter 11 Case is closed, outside of Harris County, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas.

(b)To the extent that either Party or any of its Affiliates has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Harris County or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within Harris County, Texas.

(c)The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

(d)EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 13.4Headings and Construction

. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Sellers and Purchaser have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the

Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 13.5Waivers

. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 13.6Severability

. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.7Assignment

. Except as provided in this Section 13.7, prior to Closing no Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void.  Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. If a Liquidating Trust is established, from and after the formation of the Liquidating Trust all rights and obligations of Seller under this Agreement shall accrue to and be for the benefit of, and shall be exercisable by, the Liquidating Trust, as provided by any order of the Bankruptcy Court, and the Liquidating Trustee shall be entitled to exercise all of the rights of Sellers under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 13.8Entire Agreement

. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 13.8.

Section 13.9Amendment

. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 13.10No Third-Person Beneficiaries

. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 7.1, Section 7.10, Article 12 and Section 13.11, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement, in each case, as expressly provided herein, without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 12.4(b).

Section 13.11Non-Recourse Persons

. The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, capital sponsor or financing source (including, without limitation, EnCap Investments L.P., any investment fund managed by EnCap Investments L.P. or any of their respective Affiliates, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), of any Seller or of Purchaser (excluding, in each case, Sellers and Purchaser, and subject to such exclusion, each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and each Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Seller Group or Purchaser Group, as applicable, to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person whom is a Non-Recourse Person due to the existence of the other Party, in each case, which are based on, related to, or arise out of the ownership or operation of the Assets or negotiation, performance, and consummation of the Transaction Documents or the transactions contemplated thereunder.  Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 13.11.

Section 13.12Limitation on Damages

. Notwithstanding anything to the contrary contained herein, no Person shall be entitled to lost profits, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, indirect, consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby and each of Purchaser and Seller, for itself and on behalf of their respective members of the Purchaser Group and Seller Group, respectively, hereby expressly waives any right to lost profits, indirect, consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby, other than lost profits, dimInution in value, loss of business opportunity, indirect, consequential, special or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof.

Section 13.13Deceptive Trade Practices Act

. Purchaser certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Purchaser is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO EACH SELLER AND SUCH SELLER’S SUCCESSORS AND ASSIGNS AND (c) PURCHASER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 13.14Time of the Essence; Calculation of Time

. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 13.15Sellers’ Representative.

(a)Each Seller other than LEI, by executing this Agreement, irrevocably constitutes and appoints LEI and its successors (acting in the capacity as hereinafter provided, “Sellers’ Representative”) as such appointing Person’s agent and attorney-in-fact to act on behalf of such Person in connection with the authority granted to Sellers’ Representative pursuant to this Section 13.15, and acknowledges that such appointment is coupled with an interest.

(b)Each Seller other than LEI, by the appointment described in Section 13.15(a), (i) authorizes Sellers’ Representative subsequent to the Execution Date (A) to give and receive written consents, reports, notices and communications to or from Purchaser relating to this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents, (B) to act on such appointing Person’s behalf with respect to any and all matters affecting such appointing Person in this Agreement, including giving and receiving all notices and communications to be given or received with respect to any such matters, and (C) to negotiate, compromise and resolve any dispute that may arise under this Agreement; provided, however, that in each of clauses (A) through (C) preceding, Sellers’ Representative will not have the authority to execute any agreements or documents (other than consents, reports, notices and communications) on behalf of any other Seller, and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by Sellers’ Representative pursuant to the authority granted to Sellers’ Representative hereunder.

(c)Each Seller other than LEI, by the execution of this Agreement, expressly acknowledges and agrees that (i) Sellers’ Representative is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such appointing Person and Sellers’ Representative, and (ii) Purchaser will be entitled to solely interact with, and rely on any and all actions taken by, Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, such appointing Person. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Sellers’ Representative that is within the scope of Sellers’ Representative’s authority under this Section 13.15 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Sellers and will be final, binding and conclusive upon such appointing Person. Purchaser will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or interaction of, such appointing Person and Sellers.

(d)Each Seller and Sellers’ Representative is, and hereby agrees to be, jointly and severally liable to Purchaser with respect to the representations, warranties and covenants of each Seller set forth in this Agreement and/or in each Transaction Document.

Section 13.16Publicity

(a).  Sellers and Purchaser and their respective Affiliates, if applicable, shall consult with each other with regard to all press releases or other public or private announcements issued or made at or after the Closing concerning this Agreement or the transactions contemplated herein, and neither Purchaser nor any Seller shall issue, and each of them shall not permit any Affiliate to issue, any such press release or other publicity without the prior written consent of the other Party, which (i) if such press releases or other public or private announcements does not name or provide information which would reasonably be expected to identify the other Party, then such consent shall not be unreasonably withheld, conditioned or delayed but (ii) if such press releases or other public or private announcements does name the other Party, its capital sponsors or Affiliates (or provides information reasonably likely to identify such other Party) then such consent may be withheld in the other Party’s sole discretion.  The foregoing limitations shall not (A) restrict disclosures by a Party that are permitted or required under the express provisions of this Agreement, (B) restrict disclosures by Purchaser or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, including any filings notices, or releases reasonably required or convenient in connection with, or incidental to, the Bankruptcy Cases, (C) prevent Purchaser or Seller from recording the Conveyances or any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Purchaser, (D) prevent Purchaser or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the terms of the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in such agreement, (E) prevent Seller from making disclosures to the extent reasonably required in connection with complying with Preferential Rights and seeking to obtain Consents and (F) from and after Closing, restrict disclosures by Purchaser to any Governmental Authorities to the extent such disclosures contain information about any Assets transferred to Purchaser at Closing.

Section 13.17Records

(a).  As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records are in the possession of Seller or its Affiliates.

Section 13.18Counterparts

. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLERS:

LILIS ENERGY, INC.

Name: /s/ Joseph C. Daches_______________

By:Joseph C. Daches

Title:	Chief Executive Officer, President and Chief Financial Officer

BRUSHY RESOURCES, INC.

Name: /s/ Joseph C. Daches_______________

By:Joseph C. Daches

Title:	Chief Executive Officer, President and Chief Financial Officer

IMPETRO RESOURCES, LLC

Name: /s/ Joseph C. Daches_______________

By:Joseph C. Daches

Title:	Chief Executive Officer, President and Chief Financial Officer

IMPETRO OPERATING LLC

Name: /s/ Joseph C. Daches_______________

By:Joseph C. Daches

Title:	Chief Executive Officer, President and Chief Financial Officer

LILIS OPERATING COMPANY, LLC

Name: /s/ Joseph C. Daches_______________

By:Joseph C. Daches

Title:	Chief Executive Officer, President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

HURRICANE RESOURCES, LLC

Name: /s/ Joseph C. Daches_______________

By:Joseph C. Daches

Title:	Chief Executive Officer, President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

PURCHASER:

AMEREDEV TEXAS, LLC

Name:/s/ Parker Reese__________

By:Parker Reese

Title:   President & CEO

Signature Page to Purchase and Sale Agreement